Exhibit 10.6

Dated 14th December 2009
________________________

HSBC BANK PLC
as Lender

-and-

PANTELIS SHIPPING CORP.
as Borrower

_______________________________________________________

FINANCIAL AGREEMENT
loan facility of up to US$13,000,000
_____________________________________________________________

INDEX

1.	PURPOSE	1
2.	DEFINITIONS	1
3.	THE FACILITY - AVAILABILITY	15
4.	HEDGING STRATEGY	15
5.	NOTICE OF DRAWDOWN	17
6.	INTEREST PERIODS	18
7.	INTEREST	19
8.	SUBSTITUTE BASIS	20
9.	PREPAYMENT	21
10.	REPAYMENT	24
11.	APPLICATION OF PROCEEDS AND EARNINGS	24
12.	EVIDENCE OF DEBT	26
13.	PAYMENTS	26
14.	CHANGE OF CIRCUMSTANCES	27
15.	REPRESENTATIONS AND WARRANTIES	29
16.	SECURITIES	32
17.	CONDITIONS PRECEDENT	33
18.	FINANCIAL AND GENERAL UNDERTAKINGS	36
19.	INSURANCE UNDERTAKINGS	39
20.	OPERATIONAL UNDERTAKINGS	41
21.	SECURITY MARGIN	46
22.	EVENTS OF DEFAULT	46
23.	SET-OFF	50
24.	FEES	51
25.	EARNINGS AND RETENTION ACCOUNTS	51
26.	EXPENSES	52
27.	INDEMNITY	53
28.	ENVIRONMENTAL INDEMNITY	53
29.	STAMP DUTIES	53
30.	DETERMINATIONS	53
31.	NO WAIVER	53
32.	PARTIAL INVALIDITY	54
33.	TRANSFER AND ASSIGNMENT	54
34.	NON-IMMUNITY	55
35.	NOTICES	55
36	SUPPLEMENTAL	56
37	LAW AND JURISDICTION	57
38.	THIS AGREEMENT AND THE OTHER SECURITY DOCUMENTS	58
SCHEDULE 1		59
Notice of Drawdown		59
SCHEDULE 2		61
Acknowledgement		61

THIS AGREEMENT is made the 14th day of December 2009

BETWEEN

1)	HSBC BANK PLC as Lender; and

2)               PANTELIS SHIPPING CORP. as Borrower.

IT IS AGREED as follows:

1.           PURPOSE

1.01.
This Agreement sets out the terms and conditions on which the Lender agrees to make available to the Borrower a term loan facility of up to Thirteen million Dollars ($13,000,000) for for the purpose of financing the acquisition cost of the Ship.

1.02.
The Borrower will hedge its exposure under this Agreement to interest rate fluctuations by entering into interest rate swap transactions with the Lender at the times and in the manner hereinafter set forth.

2.           DEFINITIONS

2.01         In this Agreement the following terms shall have the following meanings:

"Accounts" means collectively the Earnings Account and the Retention Account and, in the singular, means either of them;

"Accounts' Charges" means collectively the Earnings Account Charge and the Retention Account Charge, and in the singular means either of them;

"Accounting Information" means the audited by the Auditors or unaudited annual or semi annual financial statements of the Group, each as provided or (as the context may require) to be provided to the Lender in accordance with Clause 18.01 of this Agreement;

"Accounting Period" means (a) each financial year of the Guarantor and (b) each half of each financial year of the Guarantor for which Accounting Information is required to be delivered pursuant to this Agreement;

"Applicable Accounting Principles" means those accounting principles, standards and practices on which preparation of the Accounting Information is based, which are US GAAP and principles and practices adopted by the Guarantor and its Subsidiaries (including without limitation the Borrower) at the date hereof or at any time thereafter and notified to and accepted by the Lender;

"Applicable Margin" means two point seven per cent (2.7%) per annum;

"Applicable Security Margin" means (i) during the first twenty four months as from the Drawdown Date, a percentage not less than one hundred and fifty per cent (150%) of the Facility at any time and (ii) during the remaining Security Period a percentage not less than one hundred and twenty five per cent (125%) of the Facility at any time;

"Approved Brokers" means the insurance brokers appointed by the Borrower with the Lender's prior approval;

"Auditors" means any first class firm of international accountants to be approved by the Lender;

"Availability Period" means the period commencing from the date of this Agreement and ending on the Termination Date;

"Balloon Payment" means a payment in the amount of Three million One hundred Sixty thousand Dollars ($3,160,000) payable together with the thirty-second (32nd) and final Repayment Instalment;

"Banking Day" means a day on which banks and financial markets are open for business in all of Piraeus, New York and London and any other financial centre which the Lender may deem appropriate for the operation of the provisions of this Agreement;

"Borrower" means PANTELIS SHIPPING CORP., a corporation organised and existing under the laws of Liberia, with Registration Nr C-112837 having its registered office at 80 Broad Street, Monrovia, Liberia;

"Borrowed Money" means indebtedness in respect of (i) money borrowed or raised and debit balances at banks, (ii) any bond, note, loan stock, debenture or similar debt instrument, (iii) acceptance of documentary credit facilities, (iv) receivables sold or discounted (otherwise than on a non-recourse basis), (v) deferred payments for assets or services acquired, (vi) finance leases and hire purchase contracts, (vii) swaps, forward exchange contracts, futures and other derivatives, (viii) any other transaction (including without limitation forward sale or purchase agreements) having the commercial effect of a borrowing or raising of money or of any of (ii) to (vii) above and (ix) guarantees in respect of indebtedness of any person falling within any of (i) to (viii) above;

"Broken Funding Costs" means any amount that the Lender may certify as necessary to compensate the Lender for any loss (other than Taxes) incurred or to be incurred by the Lender as a consequence of repayment in respect of funds borrowed (or committed to be borrowed) or deposits taken (or committed to be taken) from third parties in connection with the Facility, or in liquidating or re-employing such funds or deposits for the remaining part of the then current Interest Period;

"Classification Society" means Rina or such other classification society member of the IACS as may be approved in writing by the Lender;

"Compulsory Acquisition" means requisition for title or other compulsory acquisition, requisition, appropriation, expropriation, deprivation, forfeiture or confiscation for any reason of the Ship by any Government Entity or other competent authority, whether de jure or de facto, but shall exclude requisition for use or hire not involving requisition of title;

"Confirmation" in relation to any continuing Designated Transaction, has the meaning ascribed to it in the Master Agreement;

"Control" means in relation to a body corporate:

(a)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(i)	cast, or control the casting of, more than fifty per cent (50%) of the maximum number of votes that might be cast at a general meeting of such body corporate; or

(ii)	appoint or remove all, or the majority, of the directors or other equivalent officers of such body corporate; or

(ii)	give directions with respect to the operating and financial polices of such body corporate with which the directors or other equivalent officers of such body corporate are obliged to comply; and/or

(b)
the holding beneficially of more than fifty per cent (50%) of the issued share capital of such body corporate (excluding any part of that issued capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital), and "Controlled" shall be construed accordingly;

"Consolidated Debt" means, in respect of an Accounting Period, the aggregate amount of Debt owed by the members of the Group (other than any Debt owing by any member of the Group to another member of the Group), as stated in the then most recent Accounting Information relevant to such Accounting Period;

 "Corporate Security Parties" means those of the Security Parties, which are companies or corporations and not natural persons and, in the singular, means any of them;

        "Debt" means, in relation to any member of the Group (the "debtor"):

(a)                      Borrowed Money of the debtor;

(b)	liability for any credit to the debtor from a supplier of goods or services or under any instalment purchase or payment plan or other similar arrangement;

(c)
contingent liabilities of the debtor (including without limitation any taxes or other payments under dispute) which have been or, under the Applicable Accounting Principles consistently applied, should be recorded in the notes to the Accounting Information;

(d)	deferred tax of the debtor; and

(e)
liability under a guarantee, indemnity or similar obligation entered into by the debtor in respect of a liability of another person who is not a member of the Group which would fall within (a) to (d) above if the references to the debtor referred to the other person;

"Default Rate" means the rate referred to in Clause 7.04 of this Agreement;

"Designated Transaction" means a Transaction which, without prejudice to the provisions of Clause 4.03, fulfils the following requirements:

a)	it is entered into by the Borrower pursuant to the Master Agreement with the Lender;
b)	its purpose is the hedging of the Borrower's exposure under this Agreement to fluctuations in LIBOR arising from the funding of the Facility; and
c)	it is designated by the Borrower, by delivery by the Borrower to the Lender of a notice of designation as a Designated Transaction for the purposes of the Security Documents;

"Dollars" or "$" means the lawful currency for the time being of the United States of America;

"Drawdown" means the advance of the Facility by the Lender to the Borrower;

"Drawdown Date" means, in relation to the Facility, the date requested by the Borrower for the Facility to be advanced or (as the context may require) the date on which the Facility is actually advanced;

"Early Termination Date" in relation to any continuing Designated Transaction, shall have the meaning ascribed to it in the Master Agreement;

"Earnings" means in relation to the Ship all freight, hire, passage monies and any other amounts whatsoever which may at any time be earned by or become payable to or for the account of the Borrower or its agents arising out of or as a result of the ownership, possession, management and/or operation of the Ship by the Borrower or its agents or under any charter, contract of carriage or other contract (including a salvage or towage contract) for the use, operation or management of the Ship, all payments for any variation of any such contract and all damages for any breach of any such contract, all general average and salvage remuneration and all compensation for requisition for hire;

"Earnings Account" means the account Nr. 001.044296.036 opened by the Borrower with the Lender into which all the Earnings of the Ship are to be paid, in accordance with Clause 20.03 such account to include any substitute account or sub-account or revised account or revised designation or number whatsoever and any deposit account to which monies from such account may from time to time be paid on a time deposit basis;

"Earnings Account Charge" means the assignment, pledge and charge to be granted by the Borrower to the Lender on the Earnings Account in form and substance satisfactory to the Lender, as the same may from time to time hereafter be amended or supplemented;

"Encumbrance" means any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, trust agreement or security interest or other encumbrance of any kind securing any obligation of any person or having the effect of conferring security or any type of preferential agreement (including without limitation, title transfer and/or retention arrangements having a similar effect);

"Environmental Approvals" means any permit, licence, approval, ruling, certification, exemption or other authorisation relating to the Ship required under applicable Environmental Laws;

"Environmental Claim" means:

(a)
any claim by or directive from any applicable governmental, judicial or regulatory authority alleging breach of, or non-compliance with any Environmental Laws or Environmental Approvals or otherwise howsoever relating to or arising out of an Environmental Incident; or

(b)	any claim by any other person which relates to an Environmental Incident or to an alleged Environmental Incident;

and in each such case "claim" shall mean a claim for damages, clean-up costs, compensation, fines, penalties or any other payment of any kind whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset;

"Environmental Incident" means:

(a)	any release, discharge, disposal or emission of Environmentally Sensitive Material by or from a Relevant Ship; or

(b)
any incident in which Environmentally Sensitive Material is released from a vessel other than a Relevant Ship and which involves a collision between a Relevant Ship and such other vessel or some other incident of navigation or operation, in either case, in connection with which a Relevant Ship is actually or potentially liable to be arrested, attached, detained or injuncted and/or a Relevant Ship and/or any owner and/or any other operator or manager thereof is at fault or otherwise liable to any legal or administrative action; or

(c)
any other incident in which Environmentally Sensitive Material is released otherwise than from a Relevant Ship and in connection with which any Relevant Ship is actually or potentially liable to be arrested and/or where any owner and/or any operator or manager of any Relevant Ship is at fault or otherwise liable to any legal or administrative action;

"Environmental Laws" means all national and international laws, ordinances, rules, regulations, rules of common law, conventions and agreements whatsoever pertaining to pollution or protection of human health or the environment, to the carriage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material (including without limitation, the United States Oil Pollution Act of 1990 and any comparable laws of the individual States of the United States of America);

"Environmentally Sensitive Material" means oil, oil products and any other substance (including any chemical, gas or other hazardous or noxious substance), which is (or is capable of being or becoming) polluting, toxic or hazardous;

"Event of Default" means any event referred to in Clause 22;

"Excess Risks" means in relation to the Ship the proportion of claims for general average and salvage charges and under the ordinary running-down clause, which is not recoverable in consequence of the value at which the Ship is assessed for the purpose of such claims exceeding her insured value;

"Facility" means the amount of up to Thirteen million Dollars ($13,000,000) to be made available to the Borrower by the Lender in one (1) advance pursuant to the terms of Clause 3 or, if the context may so require, so much thereof as shall for the time being be outstanding to the Lender hereunder;

"First Repayment Date" means the twenty ninth (29th) December 2009;

"Fleet Book Value" means at the end of a relevant period the aggregate book value of the Fleet Vessels less depreciation as stated in the most recent Accounting Information of the Group delivered pursuant to Clause 18.01;

"Fleet Market Value" means at the date of calculation the aggregate of the Market Values of the Fleet Vessels;

"Fleet Vessels" means all of the vessels (including but not limited to the Ship) from time to time wholly owned by members of the Group (including, without limitation, the Borrower) and, in the singular means any of them;

 "General Assignment" means the first priority deed of assignment made or (as the context may require) to be made by and between the Borrower and the Lender relative to the Insurances, the Earnings and the Requisition Compensation of the Ship in form and substance satisfactory to the Lender as the same may from time to time be amended, varied or supplemented with the Lender's prior written consent;

"Government Entity" means and includes (whether having a distinct legal personality or not) any national or local government authority, board, commission, department, division, organ, instrumentality, court or agency or tribunal and any association, organisation or institution of which any of the foregoing is a member or to whose jurisdiction any of the foregoing is subject or in whose activities any of the foregoing is a participant;

"Group" means the Guarantor and its Subsidiaries (whether direct or indirect and including without limitation the Borrower and each other Corporate Security Party, other than the Manager) from time to time during the Security Period and "members of the Group" shall be construed accordingly;

"Guarantee" means the guarantee in respect of the Borrower's obligations, under this Agreement, the Master Agreement and the other Security Documents, to be executed by the Guarantor in favour of the Lender, in form and substance satisfactory to the Lender, in its sole discretion as the same may from time to time be amended, varied or supplemented;

"Guarantor" means EUROSEAS LTD., a corporation organised and existing under the Laws of the Marshall Islands having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands and each other company or person, who may from time to time guarantee the obligations of the Borrower hereunder and, in the singular, means any of them;

"Indebtedness" means the aggregate of the Facility and interest thereon and all liabilities, actual or contingent, present or future, owing to the Lender under the Master Agreement and all other moneys, liabilities and obligations (whether actual or contingent, whether existing or hereafter arising, whether or not for the payment of money, and including, without limitation, Broken Funding Costs (if any), and any obligation or liability to pay damages) which are now or which may at any time and from time to time hereafter be due, owing, payable or incurred or expressed to be due, owing, payable or incurred from the Borrower and/or the other Security Parties (whether as principal, surety or otherwise) to the Lender under this Agreement, the Master Agreement and the other Security Documents and/or in connection herewith and/or therewith (as conclusively certified by the Lender);

"Insurance Documents" means all slips, cover notes, contracts, policies, certificates of entry or other insurance documents evidencing or constituting the Insurances from time to time in effect;

"Insurances" means all policies and contracts of insurance (which expression includes all entries of the Ship in a protection and indemnity or mutual hull or war risks association) or such other arrangements by way of insurance which are from time to time taken out or entered into in respect of or in connection with the Ship pursuant to this Agreement and including all benefits thereof including all claims of whatsoever nature and return of premiums;

"Insurers" means the underwriters, insurance companies and mutual insurance associations with or by which the Insurances are effected;

"Interest Determination Date" means the Banking Day, which is two (2) Banking Days prior to the commencement of an Interest Period;

"Interest Payment Date" means each day on which interest is payable in accordance with Clause 7, provided that if any such day is not a Banking Day, the relevant Interest Payment Date shall be the next succeeding day which is a Banking Day, unless such next succeeding Banking Day falls into another calendar month, in which event, the relevant Interest Payment Date shall be immediately preceding Banking Day;

"Interest Period" means each of the successive periods determined in accordance with Clause 6 of this Agreement during which the Facility or any part thereof is outstanding and for which an Interest Rate in respect thereof is to be established hereunder;

"Interest Rate" means (save as provided in Clause 8) the rate of interest applicable to the Facility (or any part thereof) during each Interest Period in respect thereof which is/are conclusively certified by the Lender to the Borrower to be the aggregate of (a) the Applicable Margin and (b) LIBOR;

"ISM Code" means, in relation to its application to the Borrower, the Ship and her operation:

(a)
'The International Management Code for the Safe Operation of Ships and for Pollution Prevention', currently known or referred to as the 'ISM Code', adopted by the Assembly of the International Maritime Organisation by Resolution A.741(18) on 4 November 1993 and incorporated on 19 May 1994 into chapter IX of the International Convention for the Safety of Life at Sea 1974 (SOLAS 1974); and

(b)
all further resolutions, circulars, codes, guidelines, regulations and recommendations which are now or in the future issued by or on behalf of the International Maritime Organisation or any other entity with responsibility for implementing the ISM Code, including without limitation, the 'Guidelines on implementation or administering of the International Safety Management (ISM) Code by Administrations produced by the International Maritime Organisation pursuant to Resolution A.788(19) adopted on 25 November 1995, as the same may be amended, supplemented or replaced from time to time;

"ISM Code Documentation" includes, in relation to the Ship:

(a)	the document of compliance (DOC) and safety management certificate (SMC) issued pursuant to the ISM Code within the periods specified by the ISM Code; and

(b)	all other documents and data which are relevant to the ISM SMS and its implementation and verification which the Lender may require; and

(c)
any other documents which are prepared or which are otherwise relevant to establish and maintain compliance of the Ship or the compliance of the Borrower with the ISM Code which the Lender may require;

"ISM SMS" means, in relation to the Ship, the safety management system for the Ship, which is required to be developed, implemented and maintained by the Borrower under the ISM Code;

"ISPS Code" means the International Ship and Port Facility Security Code adopted by the International Maritime Organization Assembly as the same may have been or may be amended or supplemented from time to time;

"ISPS Code Documentation" includes in relation to the Ship:

(a)	the International Ship Security Certificate issued pursuant to the ISPS Code within the periods specified by the ISPS Code; and

(b)	all other documents and data which are relevant to the ISPS Code and its implementation and verification which the Lender may require;

"Lender" means HSBC BANK PLC., a banking company duly incorporated under the laws of England whose registered office is at 8 Canada Square, London E14 5HQ England, acting for the purposes of this Agreement through its branch at 93 Akti Miaouli, 185 38 Piraeus, Greece and shall include its successors and assigns;

"Leverage Ratio" means, in respect of an Accounting Period, the ratio of the Consolidated Debt as stated in the then most recent Accounting Information to the Market Value Adjusted Total Assets of the Group, relevant to such Accounting Period;

"LIBOR" means, for each Interest Period:

(a)
the rate per annum equal to the offered quotation for deposits in Dollars for a period equal to, or as near as possible equal to, the relevant Interest Period which appears on the appropriate page of the Reuters Monitor Money Rates Service at or about 11.00 a.m. (London time) on the Interest Determination Date for that Interest Period (or on such other service as may be nominated by the British Bankers' Association as the information vendor for the purpose of displaying British Bankers' Association Interest Settlement Rates for Dollars); or

(b)
if no rate is quoted on the appropriate page of the Reuters Monitor Money Rates Service, the rate per annum determined by the Lender to be the arithmetic mean (rounded upwards, if necessary, to the nearest one-sixteenth of one per cent) of the rates per annum at which deposits in Dollars are offered to the Lender by leading banks in the London Interbank Market, at the Lender's request at or about 11.00 a.m. (London time) on the Interest Determination Date for that Interest Period for a period equal to that Interest Period and for delivery on the first Banking Day of it;

"Loan Account" means collectively the account or accounts maintained by the Lender referred to in Clause 12;

"Major Casualty" means, in relation to the Ship, any casualty to the Ship in respect of which the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds Five hundred thousand Dollars ($500,000) or the equivalent in any other currency;

"Management Agreement" means the management agreement in respect of the Ship made or (as the context may require) to be made by and between the Borrower and the Manager in form and substance satisfactory to the Lender as the same may from time to time be materially amended, varied or supplemented with the Lender's prior written consent, such consent not to be unreasonably withheld;

"Manager" means EUROBULK LTD., a company organised and existing under the laws of Liberia, with its registered office at 80 Broad Street, Monrovia, Liberia, having established an office in Greece under Law 89/67 (as in force) at Aethrion Centre, 40, Ag. Konstantinou Street, Marousi 15124, Athens, Greece or any other company approved by the Lender as manager of the Ship;

"Manager's Undertaking" means in relation to the Ship, a letter of undertaking including, where appropriate, an assignment of any insurances of which the Manager is a beneficiary to be executed by the Manager in favour of the Lender, in such terms as the Lender may approve or require;

"Market Value" means in respect of each of the Fleet Vessels (including without limitation the Ship), the value thereof determined in accordance with the provisions of Clause 20.25;

"Market Value Adjusted Net Worth" means at any relevant time the amount obtained by deducting from the Market Value Adjusted Total Assets the amount of the Total Liabilities;

"Market Value Adjusted Total Assets" means at any relevant time the Total Assets as adjusted by replacing the Fleet Book Value with the Fleet Market Value;

"Master Agreement" means the master agreement (on the 1992 ISDA (Multicurrency – Crossborder) form) made or to be made between the Borrower and the Lender and includes all Designated Transactions from time to time entered into and Confirmations from time to time exchanged thereunder;

 "Mortgage" means together the first preferred Liberian mortgage on the Ship, to be granted by the Borrower to the Lender to secure the due payment of the Indebtedness in form and substance satisfactory to the Lender as the same may from time to time be amended, varied or supplemented;

"NASDAQ" means the National Association of Securities Dealers Automated Quotation;

"Nomination Date" means the Banking Day which is three (3) Banking Days prior to the commencement of an Interest Period;

"Notice of Drawdown" means the written notice given by the Borrower to the Lender pursuant to Clause 5.01.02 substantially in the form set out in Schedule 1 hereto;

"Permitted Liens" means any supplier's, carrier's, workman's or similar lien arising in the ordinary course of business automatically by statute or by operation of law and not by way of contract in respect of amounts not yet due and payable but excluding any lien arising from any default or omission of the Security Parties or any of them;

"Possible Event of Default" means an event which with the giving of notice, lapse of time or the fulfilment of any other condition or any combination of the foregoing may become an Event of Default;

"Proceeds" means the proceeds paid under the terms of this Agreement, the Master Agreement and the other Security Documents (including but not limited to the proceeds of any sale of the Ship, the Earnings and the Insurances), the proceeds from the enforcement of any of the Security Documents, and following an Event of Default any moneys to the credit of the Earnings Account and the Retention Account or either of them;

"Protection and Indemnity risks" means the usual risks covered by a protection and indemnity association that is a member of the International Group of Protection and Indemnity Associations, including the proportion not otherwise recoverable in case of collision under the ordinary running-down clause;

"Purchase Documents" means in relation to the Ship collectively all contracts, bills of sale and other documents whatsoever whereby the Seller contracted to sell the Ship to the Borrower and the Borrower contracted to and did purchase and acquire title for the Ship from the Seller;

"Relevant Ship" means all Fleet Vessels, (including without limitation the Ship), and any other ship from time to time owned, managed or crewed by, or demise or bareboat chartered to the Borrower, the Manager or any other member of the Group;

"Repayment Dates" means, collectively, the First Repayment Date and each of the thirty one (31) dates falling at consecutive three (3) monthly intervals thereafter; provided that if any such day is not a Banking Day the relevant Repayment Date shall be the next succeeding day which is a Banking Day unless such next succeeding Banking Day falls in another calendar month in which event the relevant Repayment Date shall be the immediately preceding Banking Day;

"Repayment Instalments" means, in respect of the Facility, collectively the Repayment Instalments referred to in Clause 10.01(a) and in the singular means any of them;

"Requisition Compensation" means all compensation payable by reason of any Compulsory Acquisition of the Ship;

"Retention Account" means the account Nr. 001.044296.037 opened in the name of the Borrower where monies shall be deposited in accordance with Clause 25.02 such account to include any substitute account or revised account or revised designation or number whatsoever and any deposit account to which monies from such account may from time to time be paid on a time deposit basis;

"Retention Account Charge" means the assignment, pledge and charge to be granted by the Borrower to the Lender on the Retention Account in form and substance satisfactory to the Lender, as the same may from time to time hereafter be amended or supplemented;

"Security Documents" means collectively this Agreement, the Master Agreement, the Accounts' Charges, the General Assignment, the Manager's Undertaking, the Mortgage, the Guarantee any other documents as may have been or shall from time to time after the date of this Agreement be executed pursuant hereto and/or thereto as security for the due payment of the Indebtedness;

"Security Parties" means each party to the Security Documents (other than the Lender) and, in the singular, means any of them;

"Security Period" means the period during which the Security Documents remain in effect and ending when the Indebtedness is paid in full;

"Seller" means Messrs. Pantelis Shipping Limited, a corporation organised and existing under the laws of Malta, having its registered office at Mayflower Court, Apt. 8, St. Aloysius Street, Msida, Malta;

"Ship" means the motor vessel "PANTELIS", a bulk carrier vessel, built in 2000, registered in the ownership of the Borrower under the Liberian flag, at the Ships Registry of Monrovia, Liberia, with IMO No 9207730;

"Subsidiary" of a person means: (a) any other person directly or indirectly Controlled by that person; or (b) any other person whose dividends or distributions on ordinary voting share capital that person is entitled to receive more than fifty per cent (50%); or (c) any entity (whether or not so Controlled) treated as a Subsidiary in the financial statements of that person from time to time;

"Swap Exposure" means, at any relevant date, the amount certified by the Lender (whose certificate shall in the absence of manifest error be conclusive and binding on the Borrower and the Lender)  to be the aggregate net amount in Dollars which would be payable by the Borrower to the Lender, under (and calculated in accordance with) section 6(e) (Payments on Early Termination) of the Master Agreement if an Early Termination Date had occurred on the relevant date in relation to all continuing Designated Transactions entered into between the Borrower and the Lender;

"Taxes" means all present and future taxes, levies, imposts, duties, charges, fees, deductions and withholdings, and any restrictions or conditions resulting in a charge (other than taxes on the overall net income of the Lender) and "Tax" and "Taxation" shall be construed accordingly;

"Termination Date" means the 28th December 2009 or such later date as the Lender may approve in writing;

"Total Assets" means at any relevant time the total assets (excluding cash and cash equivalents) of the Group as stated in the most recent combined Accounting Information of the Group;

"Total Liabilities" means at any relevant time the total liabilities of the Group as stated in the most recent combined Accounting Information of the Group;

"Total Loss" means:

(a)	the actual or constructive or compromised or arranged or agreed total loss of the Ship; and

(b)	the Compulsory Acquisition of the Ship; and

(c)
the hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation of a Ship (other than where the same amounts to the Compulsory Acquisition of a Ship) by any Government Entity or by persons acting or purporting to act on behalf of any Government Entity unless such Ship be released and restored to the Owner thereof from such hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation within thirty (30) days after the occurrence thereof;

"Transaction" has the meaning ascribed to it in the Master Agreement.

"US GAAP" means generally accepted accounting principles adopted in the United States;

 "War Risks" includes all risks referred to in the Institute Time Clauses (Hulls) (1/10/83) and (1/11/95) including, but not limited to, the risk of mines, blocking and trapping, missing vessel, confiscation and all risks excluded by Clause 22 of the Institute Time Clauses (Hulls) (1/10/83) or Clause 23 of the Institute Time Clauses (Hulls) (1/10/83) or Clause 24 of the Institute Time Clauses (Hulls) (1/11/1995).

2.02	In this Agreement clause headings are for ease of reference only and shall be disregarded in the construction of this Agreement.

2.03	In this Agreement unless the context otherwise requires:

2.03.01	words importing the singular number shall include the plural and vice versa;

2.03.02	fees, costs and expenses shall be exclusive of any value added tax or similar tax (if any) which shall accordingly be payable in addition;

2.03.03	any reference to a document or instrument is a reference to that document or instrument as the same may have been, or may from time to time be amended or supplemented;

2.03.04
the liquidation, winding-up or dissolution of a company or body corporate or the appointment of a receiver, administrative receiver, manager or administrator of or in relation to a company or corporation or any of its assets shall be construed so as to include any equivalent or analogous proceedings under the laws of the jurisdiction in which it is incorporated or any jurisdiction in which it carries on business or has assets or liabilities;

2.03.05	references to persons include any individual, partnership, firm, trust, body corporate, government, governmental body, authority, agency, unincorporated body of persons or association;

2.03.06
a reference to any enactment or statutory provision include any enactment or statutory provision which amends, extends, consolidates or replaces the same or which has been amended, extended, consolidated or replaced by the same and shall include any orders, regulations, codes of practice, instruments or other subordinated legislation made under the relevant enactment or statutory provision;

2.03.07
"month" means a period beginning in one calendar month and ending in the next calendar month on the day numerically corresponding to the day of the calendar month on which it started, provided that (a) if the period started on the last Banking Day in a calendar month or if there is no such numerically corresponding day, it shall end on the last Banking Day in such next calendar month and (b) if such numerically corresponding day is not a Banking Day, the period shall end on the next following Banking Day in the same calendar month but if there is no such Banking Day it shall end on the preceding Banking Day and "months" and "monthly" shall be construed accordingly; and

2.03.08	the words 'herein', 'hereto' and 'hereunder' refer to this Agreement as a whole and not to the particular Clause or Schedule in which the words may be used.

3.           THE FACILITY - AVAILABILITY

3.01
Subject to the terms and conditions hereof and in reliance (inter alia) of the representations and warranties of the Borrower and of the other Security Parties set out herein and in the other Security Documents, the Lender hereby agrees to make available to the Borrower, in one advance and for the purposes stated in Clause 1, the Facility in the principal amount of up to Thirteen million Dollars ($13,000,000);

3.02	The Borrower undertakes to apply the proceeds of the Facility for the purposes stated in Clause 1; the Lender shall be entitled (but not obliged) to monitor the application of such proceeds;

3.03
Subject as herein provided, the Facility is available to be drawn by the Borrower only during the Availability Period. Any part of the Facility, which remains undrawn at the close of business in Piraeus on the Termination Date shall be automatically cancelled.

4.           HEDGING STRATEGY

4.01	The Borrower acknowledges the significance of addressing the interest rate risk inherent in this Agreement in cooperation with the Lender. Along these lines:

4.01.01	the Borrower undertakes to establish, together with the Lender, mechanisms to monitor the interest rate exposure and evaluate available hedge strategies;

4.01.02	the Borrower invites the Lender to provide on a regular basis hedging ideas and products; and

4.01.03
the Borrower undertakes that it shall, by no later than the date falling six (6) months from the Drawdown Date, enter into a Designated Transaction so as to limit its exposure under this Agreement to interest rate fluctuations on terms and conditions mutually agreed between the Borrower and the Lender.

4.02	Any Designated Transaction shall be entered into on the basis of the Master Agreement and pursuant to the strategy set out herein and shall be concluded with the Lender.

4.03	No Designated Transaction may be entered into by the Borrower:

4.03.01
if a material adverse change occurs in the financial condition or operation of any one or more of the Security Parties or any other member of the Group and/or if any other Event of Default or a Possible Event of Default occurs;

4.03.02	for a period longer than five (5) years, commencing on the date of the conclusion of the first Designated Transaction (by the time provided for in Clause 4.01.03);

4.03.03
for an amount less than or equal to the whole amount of the Facility, as reducing from time to time thereafter pursuant to Clause 10.01 so that the notional principal amount of the continuing Designated Transactions does not (taking into account the scheduled amortisation) exceed at any relevant time the amount of the Facility as reducing from time to time thereafter pursuant to Clause 10.01;

4.03.04	if the Lender determines that at the relevant time the Swap Exposure exceeds, or might exceed as a result thereof, the amount of One million Five hundred thousand Dollars ($1,500,000);

4.04
Without prejudice and in addition to the Borrower's obligations under Clause 21, if at any time during the Security Period, the Lender determines that the Swap Exposure exceeds the amount of One hundred thousand Dollars ($100,000), the Borrower shall provide the Lender, within fifteen (15) days of being advised by the Lender of such excess, with additional security in form and substance in all respects acceptable to the Lender (valued in accordance with normal banking practice) and which in the sole opinion of the Lender provides security in an amount at least equal to the amount of such excess. Such additional security to be constituted by:

4.04.01	pledged cash deposits to the credit of the Retention Account in an amount sufficient to cover such excess and/or;

4.04.02	any other security acceptable to the Lender, provided in a manner satisfactory to the Lender in its sole discretion.

4.05
Notwithstanding any provision of this Agreement and/or the Master Agreement to the contrary, if for any reason a Designated Transaction has been entered into but the Facility is not drawn under this Agreement then, subject to clause 4.06, the Lender shall be entitled but not obliged (and, where relevant, may do so without the consent of the Borrower where it would otherwise be required whether under the Master Agreement or otherwise) to amend, supplement, cancel, net out, terminate, liquidate, transfer or assign all or any part of the rights, benefits and obligations created by such Designated Transaction and/or the Master Agreement and/or to obtain or re-establish any hedge or related trading position in any manner and with any person the Lender in its absolute discretion may determine.

4.06
If a Designated Transaction has been entered into but the Facility is not drawn down under this Agreement and the Lender in its absolute discretion agrees, following a written request of the Borrower, that the Borrower may be permitted to maintain all or part of a Designated Transaction, the Borrower shall, within fifteen (15) days of being notified by the Lender of such requirement, provide the Lender with, or procure the provision to the Lender of, such additional security as shall in the opinion of the Lender be adequate to secure the performance of such Designated Transaction, which additional security shall take such form and be constituted by such documentation, as the Lender in its absolute discretion may approve or require.

4.07
The Borrower shall on the first written demand of the Lender indemnify the Lender in respect of all losses, costs and expenses (including, but not limited to, legal costs and expenses) incurred or sustained by the Lender as a consequence of or in relation to the effecting of any matter or transactions referred to in Clauses 4.05 and 4.06.

4.08
Without prejudice to or limitation of the obligations of the Borrower under Clause 4.07, in the event that the Lender exercises any of its rights under Clauses 4.05 or 4.06 and such exercise results in all or part of a Designated Transaction being terminated such termination shall be treated under the Master Agreement in the same manner as if it were a Terminated Transaction (as defined in section 14 of the Master Agreement) effected by the Lender after an Event of Default (as so defined in that section 14) by the Borrower and, accordingly, the Lender shall be permitted to recover from the Borrower a payment for early termination calculated in accordance with the provisions of section 6(e)(i) of the Master Agreement.

5.           NOTICE OF DRAWDOWN

5.01           Subject to:

5.01.01
the receipt by the Lender of the documents and satisfaction of the other conditions specified in Clause 17 in form and substance satisfactory to the Lender and its legal advisers before the Drawdown Date; and

5.01.02
the receipt by the Lender of a Notice of Drawdown in the form set out in Schedule 1 hereto not later than 11.00 a.m. (London time) three (3) Banking Days prior to the Drawdown Date setting out the date of the proposed Drawdown the Facility shall be made available to the Borrower in accordance with and on the terms and conditions of this Agreement.

5.02	The Notice of Drawdown shall be irrevocable and the Borrower shall be bound to borrow in accordance with such notice.

5.03	On payment of the amount drawn in respect of the Facility, the Borrower shall sign an Acknowledgement in the form set out in Schedule 2 hereto.

5.04
If the Borrower gives the Notice of Drawdown pursuant to Clause 5.01.02 and the Lender makes arrangements on the basis of such notice to acquire Dollars in the London Interbank Market to fund the Facility or any part thereof and the Borrower is not permitted or otherwise fails to borrow in accordance with such Notice of Drawdown (either on account of any condition precedent not being fulfilled or otherwise) the Borrower shall indemnify the Lender against any damages, losses or expenses which the Lender may incur (either directly or indirectly) as a consequence of the failure by the Borrower to borrow in accordance with such Notice of Drawdown.

6.           INTEREST PERIODS

6.01
Subject as provided in Clause 6.02, the Interest Periods applicable to the Facility shall (subject to market availability) be periods of a duration of one (1), two (2), three (3), six (6), nine (9) or twelve (12) months as selected by the Borrower by written notice to be received by the Lender not later than 11.00 a.m. (London time) on the Nomination Date;

6.02	Notwithstanding the provisions of Clause 6.01:

6.02.01
the initial Interest Period in respect of the Facility shall commence on the Drawdown Date thereof and shall end on the 29th December 2009 and each subsequent Interest Period shall commence on the expiry of the preceding Interest Period in respect thereof;

6.02.02
if any Interest Period would otherwise end on a day which is not a Banking Day, that Interest Period shall be extended to the next succeeding day which is a Banking Day unless such next succeeding Banking Day falls in another calendar month in which event that Interest Period shall end upon the immediately preceding Banking Day;

6.02.03
if any Interest Period commences on the last Banking Day in a calendar month or if there is no numerically corresponding day in the month in which that Interest Period ends, that Interest Period shall end on the last Banking Day in that later month;

6.02.04
where any Repayment Date occurs other than at the end of an Interest Period there shall in respect of that part of the Facility equivalent to the amount of the Repayment Instalment falling due on such Repayment Date be a separate Interest Period expiring on such Repayment Date and the Interest Rate relating to such part shall be fixed separately;

6.02.05	no Interest Period shall extend beyond the final Repayment Date;

6.02.06
if the Borrower fails to select an Interest Period in accordance with the above, such Interest Period shall be of three (3) months duration or of such other duration as the Lender in its sole discretion may select; and

6.02.07	save as provided in Clause 6.02.04 the Borrower shall not select more than one Interest Periods at any one time.

7.           INTEREST

7.01
Subject to the terms of this Agreement the Borrower shall pay to the Lender interest in respect of the Facility accruing at the Interest Rate for each Interest Period relating thereto in arrears on the final day of such Interest Period, provided however that if any Interest Period is of a duration longer than three (3) months, accrued interest in respect of the Facility shall be payable quarterly in arrears during such Interest Period.

7.02	Interest shall be calculated on the basis of the actual number of days elapsed and a three hundred and sixty (360) day year.

7.03
The Lender will calculate and determine the Interest Rate applicable for the Facility, each determination being promptly notified by the Lender to the Borrower at the beginning of each Interest Period in respect thereof. The Lender's certificate as to the Interest Rate applicable shall be final and (except in the case of manifest error) binding on, the Borrower and the other Security Parties.

7.04
In the event of a failure by the Borrower to pay any amount on the date on which such amount is due and payable pursuant to this Agreement and/or any one or more of the other Security Documents (unless otherwise specifically provided in any Security Document) and irrespective of any notice by the Lender or any other person to the Borrower in respect of such failure, the Borrower shall pay interest on such amount on demand from the date of such default up to the date of actual payment (as well after as before judgment) at the rate per annum which is the aggregate of (a) Two percent (2%) and (b) the Applicable Margin and (c) the rate at which the Lender in accordance with its normal practice is offered deposits in Dollars in the London Interbank Market for such period as the Lender may select at or about 11.00 a.m. (London time) on the Banking Day immediately following that on which the Lender becomes aware of such failure and, so long as such failure continues, such rate shall be recalculated on the same basis thereafter.

7.05
Any interest which shall have accrued under Clause 7.04 in respect of an unpaid amount shall be due and payable at the end of the period by reference to which it is calculated or such other date or dates as the Lender may specify by written notice to the Borrower.

7.06	Clauses 7.02 and 7.03 shall apply to the calculation of interest on amounts in default.

8.           SUBSTITUTE BASIS

8.01	If the Lender determines (which determination shall be conclusive) that:

8.01.01
at 11.00 a.m. (London time) on any Interest Determination Date the Lender was not being offered by banks in the London Interbank Market deposits in Dollars in the required amount and for the required period; or

8.01.02	by reason of circumstances affecting the London Interbank Market such deposits are not available to the Lender in such market; or

8.01.03	adequate and reasonable means do not or will not exist for the Lender to ascertain the Interest Rate applicable to the next succeeding Interest Period; or

8.01.04	Dollars will or may not continue to be freely transferable;

then, and in any such case the Lender shall give notice of any such event to the Borrower and in case any of the above occurs on the Interest Determination Date prior to the Drawdown Date the Borrower's right to borrow the Facility shall be suspended during the continuation of such circumstances.

8.02
If, however, any of the events described in Clause 8.01 occurs on any other Interest Determination Date relative to the Facility or any part thereof, then the duration of the relevant Interest Period(s) shall be up to one (1) month and during such Interest Period the Interest Rate applicable to the Facility or the relevant part thereof shall be the rate per annum determined by the Lender rounded upwards to the nearest whole multiple of one sixteenth per cent (1/16th%) to be the aggregate of the Applicable Margin and the cost (expressed as a percentage rate per annum) to the Lender of funding the amount of the Facility during such Interest Period(s).

8.03
During such Interest Period(s) the Borrower and the Lender shall negotiate in good faith in order to agree an Interest Rate or Rates and Interest Period or Periods satisfactory to the Borrower and the Lender to be substituted for those which but for the occurrence of any such event as specified in this Clause would have applied. If the Borrower and the Lender are unable to agree on such an Interest Rate(s) and Interest Period(s) by the day which is two (2) Banking Days before the end of the Interest Period referred to above, the Borrower shall repay the Facility together with accrued interest thereon at the Interest Rate set out above together with all other amounts due under this Agreement relative to the Facility but without any prepayment fee, on the last day of such Interest Period.

9.           PREPAYMENT

9.01	The Borrower shall be obliged to prepay the total amount of the Indebtedness if the Ship is sold or becomes a Total Loss or the Mortgage on the Ship is discharged:

(a)	in the case of a sale of the Ship, on or before the date on which such sale is completed by delivery of the Ship to its buyer; or

(b)
in the case of a Total Loss, on the earlier or the date falling one hundred eighty (180) days after the date of occurrence of such Total Loss and the date or receipt by the Lender of the proceeds of insurance relating to such Total Loss; or

(c)
in the case the Mortgage on the Ship is discharged (other than in the circumstances referred to in paragraph (a) above and where the Borrower and the other Security Parties have discharged all their obligations, whether actual or contingent, under this Agreement, the Master Agreement and the other Security Documents), on or before the date on which the Mortgage on the Ship is discharged.

9.02	For the purposes of Clause 9.01 a Total Loss shall be deemed to have occurred

(a)	in the case of an actual total loss of the Ship on the actual date and at the time the Ship was lost or if such date is not known, on the date on which the Ship was last reported;

(b)
in the case of a constructive total loss of the Ship upon the date and at the time notice of abandonment of the Ship is given to the Insurers of the Ship for the time being (provided a claim for such total loss is admitted by such Insurers) or, if such Insurers do not admit such a claim, or, in the event that such notice of abandonment is not given by the Borrower to the Insurers, on the date and at a time on which the incident which may result, in the Ship, being subsequently determined to be a constructive total loss has occurred;

(c)
in the case of a compromised or arranged total loss of the Ship, on the date upon which a binding agreement as to such compromised or arranged total loss has been entered into by the Insurers of the Ship;

(d)	in the case of Compulsory Acquisition of the Ship, on the date upon which the relevant requisition of title or other compulsory acquisition occurs; and

(e)
in the case of hijacking, theft, condemnation, captured, seizure, arrest, detention or confiscation of the Ship (other than where the same amounts to Compulsory Acquisition of the Ship by any Government Entity, or by persons purporting to act on behalf of any Government Entity), which deprives the Borrower thereof of the use of the Ship for more than thirty (30) days, upon the expiry of the period of thirty (30) days after the date upon which the relevant hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation occurred.

9.03
On giving not less than ten (10) days' prior written notice to the Lender the Borrower may prepay all or any part of the Facility (but if in part the amount to be prepaid shall be equal to one Repayment Installment, or an multiple thereof) at the end of the then current Interest Period. The Borrower shall obtain any consent or approval from the relevant authorities that may be necessary to make any such prepayment of the Facility and if it fails to obtain and/or comply with the terms of such consent or approval and in consequence thereof the Lender has to repay the amount prepaid or the Lender incurs any penalty or loss then the Borrower shall indemnify the Lender forthwith against all amounts so repaid and/or against all such penalties and losses incurred.

9.04
Prepayments under Clause 9.03 shall be applied first against the Balloon Payment and thereafter against the Repayment Installments in inverse order of maturity or in any other manner as the Lender may determine in its sole discretion.

9.05
Save as otherwise herein expressly provided, any prepayment of the Facility made or deemed to be made under this Agreement shall, if made otherwise than at the end of an Interest Period relative to the amounts prepaid, be made together with accrued interest thereon and such additional amount (if any) as the Lender may certify as necessary to compensate the Lender for any Broken Funding Costs incurred or to be incurred by it as a result of such prepayment including any loss of the Applicable Margin up to the end of the then current Interest Period in respect of the whole amount of the Facility which is outstanding at the beginning of such Interest Period.

9.06	Any notice of prepayment given by the Borrower under this Agreement shall be irrevocable and the Borrower shall be bound to prepay in accordance with each such notice.

9.07	The Borrower may not prepay all or any part of the Facility except in accordance with the express terms of this Agreement.

9.08
On or prior to any prepayment of the Facility or any part thereof under this Clause 9 or any other provision of this Agreement, the Borrower shall wholly or partially reverse, offset, unwind or otherwise terminate one or more of the continuing Designated Transactions as applicable so that the notional principal amount of the continuing Designated Transactions thereafter remaining does not and will not in the future (taking into account the scheduled amortization) exceed the amount of the Facility as reducing from time to time thereafter pursuant to Clause 10.01.

9.09	Without prejudice to the foregoing, if less than the full amount of the Facility remains outstanding following a prepayment under this Agreement and the Lender in its absolute discretion agrees, following a written request of the Borrower, that the Borrower may be permitted to maintain all or part of a Designated Transaction in an amount not wholly matched with or linked to all or part of the Facility, the Borrower shall, within fifteen (15) days of being notified by the Lender of such requirement, provide the Lender with, or procure the provision to the Lender of, such additional security as shall in the opinion of the Lender be adequate to secure the performance of such Designated Transaction, which additional security shall take such form and be constituted by such documentation, as the Lender in its absolute discretion may approve or require.

9.10
Notwithstanding any provision of the Master Agreement to the contrary, in the case of a prepayment of all or part of the Facility (including, without limitation, following the occurrence of a Total Loss or upon a sale of the Ship or the discharge of the Mortgage in accordance with Clause 9.01 or under clauses 8, 14 or 21) then, subject to Clause 9.09, the Lender shall be entitled but not obliged (and, where relevant, may do so without the consent of the Borrower, where it would otherwise be required whether under the Master Agreement or otherwise) to amend, supplement, cancel, net out, terminate, liquidate, transfer or assign all or any part of the rights, benefits and obligations created by any Designated Transaction and/or the Master Agreement and/or to obtain or re-establish any hedge or related trading position in any manner and with any person the Lender in its absolute discretion may determine and both the Lender's and the Borrower's continuing obligations under any Designated Transaction and/or the Master Agreement shall, unless agreed otherwise by the Lender, be calculated so far as the Lender considers it practicable by reference to the amended repayment schedule for the Facility taking into account the fact that less than the full amount of the Facility remains outstanding.

9.11
The Borrower shall on the first written demand of the Lender indemnify the Lender in respect of all losses, costs and expenses (including, but not Corp. to, legal costs and expenses) incurred or sustained by the Lender as a consequence of or in relation to the effecting of any matter or transactions referred to in Clauses 9.09 and 9.10.

9.12
Without prejudice to or limitation of the obligations of the Borrower under Clause 9.11, in the event that the Lender exercises any of its rights under Clauses 9.09 or 9.10 and such exercise results in all or part of a Designated Transaction being terminated such termination shall be treated under the Master Agreement in the same manner as if it were a Terminated Transaction (as defined in section 14 of the Master Agreement) effected by the Lender after an Event of Default (as so defined in that section 14) by the Borrower and, accordingly, the Lender shall be permitted to recover from the Borrower a payment for early termination calculated in accordance with the provisions of section 6(e)(i) of the Master Agreement.

10.	REPAYMENT:

10.01	The Borrower shall repay the Facility by:

a)
thirty two (32) consecutive three monthly Repayment Instalments, the first four (4) of which shall be in the amount of Five hundred thousand Dollars ($500,000) each, and the succeeding twenty eight (28) Repayment Instalments shall be in the amount of Two hundred Eighty thousand Dollars ($280,000) each, the first such Repayment Instalment being due and payable on the First Repayment Date and each of the succeeding thirty one (31) such Repayment Instalments, on the thirty one (31) Repayment Dates falling at consecutive three (3) monthly intervals thereafter, with the thirty second (32nd) and final such Repayment Instalment being due and payable on the thirty second (32nd) and final Repayment Date;

and

b)	the Balloon Payment payable together with the thirty second (32nd) Repayment Instalment referred to in sub-paragraph 10.01(a) above on the thirty second (32nd) and final Repayment Date;

Provided however, that if the amount of the Facility actually drawn is less than Dollars Thirteen million ($13,000,000) then the Balloon Payment and the Repayment Instalments shall be reduced pro rata by the undrawn amount.

10.02	Each Repayment Instalment and the Balloon Payment shall be paid in Dollars; and

10.03	Any amounts repaid or prepaid under this Agreement may not be re-borrowed.

10.04
On or prior to any repayment of the Facility or any part thereof under this Clause 10, the Borrower shall wholly or partially reverse, offset, unwind or otherwise terminate one or more of the continuing Designated Transactions as applicable so that the notional principal amount of the continuing Designated Transactions thereafter remaining does not and will not in the future (taking into account the scheduled amortisation) exceed the amount of the Facility as reducing from time to time thereafter pursuant to Clause 10.01.

10.05	Without prejudice to the provisions of the foregoing Clause 10.04, Clauses 9.09, 9.10, 9.11 and 9.12 will also apply on the repayment of the Facility or any part thereof under this Clause 10.

11.           APPLICATION OF PROCEEDS AND EARNINGS

11.01
All Proceeds received by the Lender shall, notwithstanding anything to the contrary whether express or implied, in any of this Agreement, the Master Agreement and/or the other Security Documents, be applied as follows:

(a)	firstly, in or towards payment of all sums other than principal of or interest on the Facility which may be owing to the Lender under this Agreement and the other Security Documents or any of them;

(b)
secondly, in or towards payment to the Lender of any interest owing in respect of the Facility or any part thereof under this Agreement and/or the other Security Documents, other than the Master Agreement;

(c)	thirdly, in or towards payment to the Lender of principal owing in respect of the Facility;

(d)
fourthly, in or towards payment to the Lender of any amount due to it in accordance with the provisions of Clause 27 by reason of any such payment in respect of the Facility not being effected on the last day of an Interest Period in respect of the total amount of the Facility or the relevant party thereof;

(e)
fifthly, in or towards payment of any amounts then payable to the Lender under the Master Agreement and the other Security Documents including without limitation any net amount which the Borrower shall have become liable to pay or deliver under section 2 (Obligations) of the Master Agreement but shall have failed to pay or deliver to the Lender at the time of application or distribution under this Clause 11, or any part thereof;

(f)
sixthly, at any time on or after the occurrence of an Event of Default or a Possible Event of Default in retention of a sum equal to the total of any and all other amounts which (in the reasonable opinion of the Lender) although not then due to the Lender under this Agreement, the Master Agreement and/or the other Security Documents will become so due to the Lender, such sums thereafter to be applied by the Lender from time to time in accordance with this Clause 11; and

(g)	seventhly, the surplus (if any) shall be paid to the Borrower or to whomsoever else may be entitled to receive such surplus.

11.02
If any Proceeds recovered by the Lender have to be repaid by the Lender on the ground of unfair or fraudulent preference or on any other ground, the Lender shall have the same rights hereunder and/or under the other Security Documents against the Borrower as if such amounts had never been applied in payment of the Indebtedness.

11.03	The Borrower hereby undertakes to ensure that, throughout the Security Period all payments by the Lender to the Borrower under each Designated Transaction are paid to the Earnings Account.

12.           EVIDENCE OF DEBT

12.01
The Lender shall maintain in accordance with its usual practice one or more Loan Accounts in the name of the Borrower evidencing the Indebtedness, which Loan Accounts shall collectively constitute the "account current" referred to in the Mortgage.

12.02
In any legal action or proceedings arising out of or in connection with this Agreement and/or the Master Agreement and/or the other Security Documents the entries made in the Loan Account(s) maintained pursuant to Clause 12.01 or a certificate signed by any two authorized officers of the Lender shall be conclusive evidence (save in the case of manifest error) of the existence and amounts of the liabilities of the Borrower therein recorded.

13.           PAYMENTS

13.01
All amounts payable under this Agreement and/or the Master Agreement and/or the other Security Documents by the Borrower, including amounts payable under this Clause 13, shall be paid in full to the Lender without set-off or counterclaim or retention and free and clear of and without any deduction or withholding for or on account of any Taxes.

13.02
In the event the Borrower is required by law to make any such deduction or withholding from any payment hereunder then the Borrower shall forthwith pay to the Lender such additional amount as will result in the immediate receipt by the Lender (as the case may be) of the full amount which would have been received hereunder had no such deduction or withholding been made, but if the Lender shall be or become entitled to any Tax credit or relief in respect of any Tax which is deducted from any payment by the Borrower and if the Lender in its sole determination actually receives a benefit from such Tax credit or relief in its/their country of domicile, incorporation or residence, the Lender shall, subject to any laws or regulations applicable thereto, pay to the Borrower after such benefit is effectively received by the Lender such amounts (which shall be conclusively certified by the Lender) as shall ensure that the net amount actually retained by the Lender is equal to the amount which would have been retained if there had been no such deduction; the Borrower shall immediately forward to the Lender official receipt of the relevant taxation or other authority or other evidence acceptable to the Lender of the amount deducted or withheld as aforesaid, provided that in the event that it shall be illegal for the Borrower to pay such additional amount as is referred to in this Clause 13.02 then the Indebtedness shall be repayable by the Borrower to the Lender on demand.

13.03
All payments to be made by the Borrower under this Agreement and/or the Master Agreement and/or the other Security Documents shall be made in Dollars in immediately available and freely transferable and convertible funds not later than 11.00 a.m. London time on the date upon which the relevant payment is due to the Lender at such account as the Lender may from time to time nominate by written notice to the Borrower.

13.04
The Borrower undertakes to indemnify the Lender against any loss incurred by the Lender as a result of any judgment or order being given or made for the payment of any amount due hereunder and such judgment or order being expressed in a currency other than the currency in which the payment was due hereunder and as a result of any variation having occurred in rates of exchange between the date on which the currency is converted for the purpose of such judgment or order and the date of actual payment thereof. This indemnity shall constitute a separate and independent liability of the Borrower and shall continue in force and effect notwithstanding any such judgment or order as aforesaid.

14.           CHANGE OF CIRCUMSTANCES

14.01           If:

14.01.01	any law, regulation, treaty or official directive (whether or not having the force of law) or the interpretation thereof by any authority charged with the administration thereof:

(a)	subjects the Lender to any Tax with respect to payments of principal of or interest on the Facility or any other amount payable hereunder and/or under any of the other Security Documents; or

(b)
changes the basis of Taxation of payments to the Lender of principal of or interest on the Facility or of any other amount payable hereunder and/or under any of the other Security Documents (other than a change in the rate of Tax on the overall net income of the Lender); or

(c)
imposes, modifies or deems applicable any reserve and/or special deposit requirements against or in respect of assets or liabilities of, or deposits with or for the account of, or loans or credit extended by any office of the Lender; or

(d)	imposes on the Lender any other condition affecting this Agreement, the Facility or its funding; or

14.01.02
the Lender complies with any request, law, regulation, including any regulation which relates to capital adequacy or liquidity control or which affects the manner in which the Lender allocates capital resources to its obligations under this Agreement (including without limitation, those resulting from the implementation or application of or compliance with the "International Convergence of Capital Measurement and Capital Standards, a Revised Framework" published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement ("Basel II") or any other law or regulation which implements Basel II) or directive from any applicable fiscal or monetary authority (whether or not having the force of law) and as a result of any of the foregoing:

(a)	the cost to the Lender of making, funding or maintaining the Facility is increased; or

(b)	the amount of principal, interest or other amount payable to the Lender or the effective return to the Lender hereunder is reduced; or

(c)	the Lender makes any payment or foregoes any interest or other return on or calculated by reference to the gross amount receivable by it from the Borrower hereunder,

then and in each such case upon demand from time to time the Borrower shall pay to the Lender such amount as shall compensate the Lender for such increased cost, reduction, payment or foregone interest or other return. If the Lender is entitled to make a claim pursuant to this Clause it shall notify the Borrower of the event by reason of which it is so entitled and shall submit to the Borrower a certificate setting out details of the event giving rise to such compensation, the amount thereof and the manner in which it has been calculated and in the absence of manifest error such certificate shall be conclusive.

On receipt of such certificate the Borrower shall have the option to prepay within ninety (90) days the Facility together with all interest accrued thereof and all costs and other amounts (including amounts payable referred to above and any Broken Funding Costs) payable to the Lender hereunder. If the Borrower decides to exercise such option it shall give written notice to the Lender and prepay the amount due to the Lender within ninety (90) days of the receipt of the certificate referred to above in accordance with the provisions of this Agreement. The Lender's duties and liabilities hereunder shall be cancelled on the giving of such notice.

14.02
Notwithstanding anything to the contrary herein contained, if any change in law, regulation or treaty or in the interpretation or application thereof by any authority charged with the administration thereof shall make it unlawful for the Lender to make, fund or maintain the Facility or any part thereof, the Lender may by written notice thereof to the Borrower declare that the Lender's duty to provide the Borrower with the Facility shall be terminated forthwith whereupon the Borrower will prepay forthwith (or if permitted by law on the next following Interest Payment Date) the Facility together with all interest accrued thereon and all other amounts payable to the Lender hereunder including any Broken Funding Costs. The Lender's duties and liabilities hereunder shall be cancelled on the giving of such notice.

14.03
If any of the events referred to in Clause 14.01 or Clause 14.02 shall occur, but without prejudice to the liability of the Borrower to prepay the Facility, the Borrower and the Lender shall negotiate in good faith with a view to agreeing terms for making the Facility available from another jurisdiction, or funding the Facility from alternative sources or otherwise restructuring the Facility on a basis which is not unlawful.

15.           REPRESENTATIONS AND WARRANTIES

15.01	The Borrower hereby represents and warrants to the Lender that:

15.01.01
each Corporate Security Party is a company or corporation duly formed and validly existing under the laws of the country of its incorporation and has the power and authority to own its assets and carry on business in each jurisdiction in which it owns assets or carries on business and complies with all relevant legislation and laws and regulations (including but not limited to the laws and regulations relating to the listing of the shares of the Guarantor in NASDAQ) to the extend applicable to it;

15.01.02
each Security Party has power to enter into this Agreement, the Master Agreement and the other Security Documents to which it is a party and to perform and discharge its duties and liabilities hereunder and thereunder and the Borrower has the power to borrow hereunder and each Security Party has taken all necessary action (whether corporate or otherwise) required to authorise the execution, delivery and performance of this Agreement, the Master Agreement and the other Security Documents and the borrowings to be made hereunder;

15.01.03
the execution, delivery and performance of this Agreement, the Master Agreement and the other Security Documents will not contravene or exceed the powers granted to each Security Party or by, or any provision of, any law or regulation (including but not limited to the laws and regulations relating to the listing of the shares of the Guarantor in NASDAQ, as the case may be), in any jurisdiction to which the Security Parties or any of them are/is subject any order or decree of any governmental agency or court of or in any jurisdiction to which the Security Parties or any of them are/is subject, the certificates of incorporation, memoranda and articles of association of the Corporate Security Parties or any of them or any mortgage, deed, contract or agreement to which the Security Parties or any of them is/are a party and which is binding upon the Security Parties' assets, and will not cause any Encumbrance to arise over or attach to all or any part of any Security Party's revenues or assets nor require any Security Party to create any such Encumbrance;

15.01.04
all consents, licences, approvals, registrations, authorisations or declarations (including, without limitation, all foreign exchange control approvals) in any jurisdiction to which the Security Parties or any of them is/are subject required to enable the Borrower to borrow hereunder and the Borrower and the other Security Parties lawfully to enter into and perform and discharge their respective duties and liabilities under this Agreement, the Master Agreement and the other Security Documents, to which each of them is a party and to ensure that the duties and liabilities of each of the Borrower and the other Security Parties hereunder and thereunder are legal, valid and enforceable in accordance with the terms of this Agreement, the Master Agreement and the other Security Documents, to which each of them is a party and to make this Agreement, the Master Agreement and the other Security Documents admissible in evidence in such aforesaid jurisdictions have been obtained or made and are in full force and effect;

15.01.05
this Agreement, the Master Agreement and the other Security Documents constitute the legal, valid, binding and unconditional duties and liabilities of each Security Party, as is a party thereto, enforceable against such Security Party (as the case may be) in accordance with the terms thereof;

15.01.06
Except where contested in good faith and by the appropriate proceedings, no Security Party has failed to pay when due any amount or to perform any duty under the provisions of any agreement relating to indebtedness in excess in the aggregate of One million Dollars ($1,000,000) to which it is a party or by which it may be bound and which would be materially adverse thereto and no event has occurred and is continuing which constitutes, or which with the giving of notice or lapse of time or both would constitute, a material breach or default by such Security Party under any such agreement;

15.01.07
no litigation or administrative proceedings in any court, arbitration tribunal or governmental authority are pending or, to the knowledge of the Borrower, threatened against any Security Party or any of its assets which might materially adversely affect such Security Party's ability to perform and discharge its duties and liabilities hereunder and under the Security Documents as is a party thereto;

15.01.08	the financial condition of the Borrower and the other Security Parties has not suffered any material deterioration since that condition was last disclosed to the Lender;

15.01.09	the information provided to the Lender in relation to this transaction is true and correct in all material respects and does not omit any material detail;

15.01.10
except for the registration of the Mortgage at the appropriate Registry of Ships in Liberia, it is not necessary or advisable to ensure the legality, validity, enforceability or admissibility in evidence of this Agreement, the Master Agreement and the other Security Documents, that any of them be filed, recorded or enrolled with any governmental authority or agency or that they be stamped with any stamp, registration or similar transaction tax in the United States or in United Kingdom or in the Marshall Islands or in the Republic of Liberia or in the Republic of Greece or in any other country where any Security Party carries on business;

15.01.11
the choice of law agreed to govern this Agreement, the Master Agreement and each other Security Document and the submission to the jurisdiction of the courts agreed herein and therein are or will be on execution of the respective Security Documents valid and binding on the Borrower and any other Security Party which is a party thereto;

15.01.12
no Security Party is entitled to claim any immunity in relation to itself or its assets under any law or in any jurisdiction in connection with any legal proceedings, set off or counterclaim relating to this Agreement, the Master Agreement and the other Security Documents to which it is a party or in connection with the enforcement of any judgment or order arising from such proceedings;

15.01.13
no Taxes are imposed by deduction withholding or otherwise or any other payment to be made by any Security Party under this Agreement, the Master Agreement and/or any of the other Security Documents or are imposed on or by virtue of the execution or delivery of this Agreement and/or the Master Agreement and/or any of the other Security Documents or any document or instrument to be executed or delivered hereunder or thereunder and all relevant tax returns have been filed;

15.01.14	save as herein provided, the Borrower has not authorized or accepted any capital commitments;

15.01.15
all the obligations and liabilities of the Borrower and the other Security Parties hereunder or under the other Security Documents rank and will rank at least pari passu in right of payments with all other unsubordinated indebtedness of the Borrower of the other Security Parties;

15.01.16	the giving of the Guarantee pursuant to this Agreement by the Guarantor is to the commercial benefit of the Guarantor;

15.01.17
the Accounting Information provided by the Borrower and/or the Guarantor to the Lender is complete and correct and present fairly the position of the members of the Group and the results of the operations of the members of the Group ended on the relevant date, and have been prepared in accordance with the Applicable Accounting Principles and practices consistently applied and give a true and fair view of the financial condition, assets and liabilities of the members of the Group therein stated at the date to which the Accounting Information have been prepared and since that date there has been no adverse change in the financial condition of the business, assets or operation of the members of the Group therein stated and/or the Group taken as a whole;

15.02
The Borrower hereby further represents and warrants to the Lender that on the Drawdown Date the following matters will be true and shall remain true in all material respects until full payment of all amounts payable hereunder:

15.02.01
the Ship has unconditionally been delivered by the Seller to and accepted by the Borrower pursuant to the relevant Purchase Documents and the full amount of the purchase price payable in respect thereof has been duly paid to the Seller and she will be duly registered in the ownership of the Borrower under the laws and flag of Liberia;

15.02.02	the Ship will be in the absolute and unencumbered ownership of the Borrower save as contemplated by this Agreement and the other Security Documents;

15.02.03	the Ship will maintain the highest class with the Classification Society free of all recommendations and qualifications of its Classification Society;

15.02.04	the Ship will be operationally seaworthy;

15.02.05
the Ship will comply in all material respects with all relevant laws, regulations and requirements (statutory or otherwise) including without limitation the ISM Code, the ISPS Code, the ISM Code Documentation and the ISPS Code Documentation as are applicable to (i) ships registered under the laws of the flag it is flying and (ii) engaged in the same or a similar service as the Ship is engaged;

15.02.06	the Ship will be under the management of the Manager under the terms of the Management Agreement;

15.02.07	the Ship will be insured in accordance with the provisions of this Agreement in respect of the Insurances;

15.02.08	the Borrower and the Manager will have complied with the provisions of all Environmental Laws in respect of the Ship (as appropriate);

15.02.09	the Borrower and the Manager will have obtained all Environmental Approvals and will be in compliance therewith in respect of the Ship (as appropriate).

15.03
The representations and warranties of the Borrower set out in Clauses 15.01 and 15.02 above shall survive the execution of this Agreement and the Master Agreement and shall be deemed to be repeated on the Drawdown Date and on each Interest Payment Date and on the date of entering into each Designated Transaction with respect to the facts and circumstances existing at each such time as if made at such time.

16.           SECURITIES

16.01	The Borrower hereby agrees that the Security Documents shall secure with first priority the due payment of the Indebtedness.

16.02	It is declared and agreed in relation to the security created by the Security Documents that:

16.02.01	it shall be held by the Lender as a continuing security for the payment of the Indebtedness; and

16.02.02	the security so created shall not be satisfied or discharged by intermediate payment or satisfaction of any part of the amount secured thereunder; and

16.02.03
the security so created shall be in addition to and shall not in any way be prejudiced or affected by any collateral or other security now or hereafter held by the Lender for all or any part of the amounts thereby secured; and

16.02.04
every power and right given to the Lender hereunder shall be in addition to and not in limitation of any and every other power or right of the Lender under the Security Documents and may be exercised from time to time in such order and as often as the Lender may consider appropriate.

17.           CONDITIONS PRECEDENT

17.01
Without prejudice to the provisions of Clause 5, the Lender shall have no obligation to permit the drawdown of the Facility (or any part thereof) and/or the entering into any Designated Transaction until the Lender has received the following documents or evidence in form and substance satisfactory to the Lender and its legal advisers:

17.01.01
a copy, certified as a true copy by the secretary of each Corporate Security Party of the resolutions of the board of directors authorising the transaction contemplated hereby and authorising a person or persons to sign or execute on behalf of each Corporate Security Party this Agreement, the Master Agreement, the Notice of Drawdown, the Acknowledgement (as in the form of Schedule 2 hereof) and the Security Documents as is a party thereto and in respect of the Borrower, a copy, certified as a true copy by the secretary of the Borrower, of the resolutions of its shareholders;

17.01.02	the originals of any power or powers of attorney granted pursuant to Clause 17.01.01;

17.01.03
certificate issued by the respective director or secretary of each Corporate Security Party specifying the Directors and Officers of each such Corporate Security Party (and of any corporate director and officer thereof), its authorized and issued share capital (and of any corporate shareholder thereof) and in respect of the Borrower, a certificate issued by the secretary of the Borrower, specifying the shareholders thereof;

17.01.04
certificates or other evidence satisfactory to the Lender, in its sole discretion of the existence and good standing of each Corporate Security Party dated not more than fifteen (15) days before the date of this Agreement;

17.01.05
copies, duly certified as a true copy by the respective director or secretary of each Corporate Security Party of the certificate of incorporation and the memorandum and articles of association or the articles of incorporation and By-laws (as the case may be) of each Corporate Security Party;

17.01.06
certified copies of all documents (with a certified translation if an original is not in English) evidencing any other necessary action (including but without limitation governmental approval, consents, licences, authorisations, validations or exemptions which the Lender or its legal advisers may require) by the Security Parties or any of them with respect to this Agreement, the Master Agreement and the other Security Documents;

17.01.07
evidence that the Accounts have been duly opened by the Borrower, as appropriate and all mandate forms, signature cards and authorities have been duly delivered and that each of such Accounts is free of all liens or charges other than the liens and charges in favour of the Lender pursuant to the Accounts' Charges;

17.01.08	the Master Agreement duly executed by the Borrower;

17.01.09	the Accounts' Charges duly executed by the Borrower;

17.01.10	the Guarantee duly executed by the Guarantor;

17.01.11	payment to the Lender of the fees payable to the Lender, in accordance with Clause 24;

17.01.12	evidence that the Ship is on the Drawdown Date duly registered in the ownership of the Borrower at the Ships Registry of the port of Monrovia, Liberia;

17.01.13	evidence that save for the Encumbrances created by the Security Documents there is no Encumbrance whatsoever on the Ship;

17.01.14	evidence that the Ship is insured in accordance with the provisions of this Agreement;

17.01.15	evidence that the Ship is classed at the highest classification status with the Classification Society free of recommendations or other conditions or notations affecting her class;

17.01.16
certified copies of the classification and international safety and trading certificates issued by the Classification Society of the Ship free of recommendations or other conditions affecting her class;

17.01.17	copies of ISM Code Documentation and the ISPS Code Documentation in relation to the Ship, the Borrower and the Manager;

17.01.18	the Mortgage on the Ship duly executed by the Borrower and registered at the Shipping Registry of Liberia;

17.01.19	the General Assignment duly executed by the Borrower;

17.01.20	notices of assignment of the Insurances in respect of the Ship duly signed by the Borrower;

17.01.21	notices of assignment of the Earnings duly signed by the Borrower;

17.01.22	certified copy of the Management Agreement;

17.01.23	the Manager's Undertaking, together with notices of assignment of the right, title and benefit of the Manager to the Insurances of the Ships, duly executed, as appropriate;

17.01.24	the opinion letters from counsels appointed and/or acceptable to the Lender in relation to this Agreement and the other Security Documents in form and substance satisfactory to the Lender;

17.01.25	a letter from the agents referred to in Clauses 37.04 and 37.05 addressed to the Lender confirming acceptance of their appointment as agents for service of process;

17.01.26	the copies of the Purchase Documents delivered by the Borrower to the Lender are true and complete copies thereof;

17.01.27	such further documents and evidence as the Lender may hereafter request.

17.02	The obligation of the Lender to advance the Facility is subject to the following further conditions:

17.02.01	that both at the date of the Drawdown Notice and on the Drawdown Date:

(i)	no Event of Default or Possible Event of Default has occurred or might result from the making of the Facility; and

(ii)
the representations and warranties of the Borrower set out in Clause 15 as well as the representations and warranties of the Borrower and of the other Security Parties (other than the Lender) set out to the other Security Documents are true and accurate in all material respects as of each such date, as if made on each such date with reference to the facts then subsisting.;

(iii)	no material adverse change has occurred in the financial condition or operation of any one or more of the Security Parties or any other member of the Group;

(iv)	that none of the circumstances specified in Clause 14 has occurred and its continuing;

17.02.02
that if the test set out in Clause 21 were applied immediately following the advance of the Facility, the Borrower would not be obliged to provide additional security or prepay part of the Facility as therein provided.

17.03
If the Lender, at its discretion, permits the Facility or any part thereof to be borrowed before certain of the conditions referred to in Clause 17.01, the Borrower shall ensure that those conditions are satisfied within five (5) Banking Days after the Drawdown Date (or such longer period as the Lender specifies).

18.           FINANCIAL AND GENERAL UNDERTAKINGS

The Borrower undertakes with the Lender to comply with the following provisions of this Clause 18 at all relevant times during the Security Period, except as the Lender may otherwise permit:

18.01
to (and procure that the other Security Parties shall) supply the Lender with such number of copies as the Lender may require of (a) the annual Accounting Information of the Group, as soon as available but in any event not later than one hundred and fifty (150) days after the end of the relevant period to which they relate starting with the 2008 financial statements and (b) such other information with regard to the business, properties or financial condition of the Borrower, the Guarantor, the Manager and the other members of the Group as the Lender may from time to time reasonably request;

18.02
to procure that the Accounting Information to be delivered from time to time in accordance with Clause 18.01 shall be prepared in accordance with the Applicable Accounting Principles and practices consistently applied, which shall present fairly the financial positions, as at the end of each such financial year to which they relate, of the Group, and the results of their operations for the year to which the Accounting Information relate.

18.03
to (and procure that each other Security Party shall) obtain promptly at any time and from time to time such registrations, licenses, consents and approvals as may be required in respect of this Agreement, the Master Agreement and the other Security Documents under any applicable law or regulation to enable them to perform and discharge their duties and liabilities hereunder and there under and promptly supply the Lender with copies thereof;

18.04
to (and procure that each other Security Party shall) ensure that at all times the claims of the Lender against each Security Party under this Agreement and the other Security Documents rank at least pari passu with the claims of all its other unsecured creditors save those whose claims are preferred by any bankruptcy, insolvency or other similar laws of general application;

18.05
to (and procure that each other Security Party shall) deliver to the Lender translations into English (certified by an authorised translator) of any documents which have to be delivered to the Lender under the terms of this Agreement or the Security Documents, the originals of which are not in the English language;

18.06
not to make any loans or advances to, or any investments in any person, firm, corporation or joint venture (or to any officer, director, stockholder, employee or customer of any such person) other than loans or advances made in the ordinary course of business;

18.07
not to borrow any money or permit any such borrowing to continue other than by way of subordinated shareholders' loans or enter into any agreement for payment on deferred terms (otherwise than on customary suppliers' credit terms) or any equipment lease or contract hire agreement other than in the ordinary course of business;

18.08
not to assume, guarantee or otherwise undertake the liability of any person, firm or company (otherwise than pursuant to the terms hereof and/or in the ordinary course of operation or trading of the Ship);

18.09	not to authorise or accept any capital commitments (save and except in connection with the ordinary course of operation or trading of the Ship);

18.10	not (and procure that each other relevant Security Party shall not) change the nature of their respective business or commence any business other than the ownership and operation of ships;

18.11
not (and procure that each other relevant Security Party shall not) (save and except as provided in this Agreement or otherwise in favour of the Lender), create or permit to exist any Encumbrance whatsoever on the Ship or on any of their other property or assets, real or personal, whether now owned or hereafter acquired, other than a Permitted Lien without the prior written consent of the Lender;

18.12
without prejudice to the obligations under Clause 18.20, promptly after the happening of an event which is or would with the passage of time or giving of notice or both or fulfilment of any condition would constitute an Event of Default, to (and procure that each other relevant Security Party shall) notify the Lender of such event and of the steps (if any) which are being taken to nullify or mitigate its effect;

18.13
from time to time on request by the Lender to (and procure that each other relevant Security Party shall) deliver to it a certificate signed by a director or officer of such Corporate Security Party confirming that, save as may be notified in detail in such certificate, no Event of Default or Possible Event of Default has occurred and is then subsisting to be accompanied by such evidence as to the information and matters contained in such certificate as the Lender may from time to time reasonably require.

18.14
to (and procure that each other relevant Security Party shall) ensure and procure that each Corporate Security Party shall maintain its corporate existence under the laws of the country of its incorporation and shall comply in all material respects with all relevant legislation and laws and regulations (including but not limited to the laws and regulations relating to the listing of the shares of the Guarantor in NASDAQ), applicable to such Corporate Security Party;

18.15
to (and procure that each other relevant Security Party shall) ensure and procure that no change in the registered or beneficial ownership of the shares of the Borrower and the Ship shall occur without the Lender's prior written consent;

18.16
to execute and procure the execution by each other Security Party of any further document or documents reasonably required by the Lender in order to perfect or complete the security created by the Security Documents;

18.17
to pay and to ensure and procure that the other Security Parties shall pay all Taxes, assessments and other governmental charges when the same fall due, except to the extent that the same are being contested in good faith by appropriate proceedings and adequate reserves have been set aside for their payment if such proceedings fail and ensure and procure that all relevant tax returns of the Borrower and the other Security Parties shall be properly and timely filed;

18.18
not convey, assign, transfer, sell or otherwise dispose of or deal with the Ship or any of its real or personal property, assets or rights whether present or future, neither to assign or otherwise transfer its rights title and interest unto the Master Agreement without the prior written consent of the Lender;

18.19
to send (and procure that each other Security Party shall sent) to the Lender as soon as the same is instituted (or, to the knowledge of the Security Parties or any of them threatened), details of any litigation, arbitration or administrative proceedings against or involving the Borrower, the other Security Parties (or any of them) or the Ship which is likely to have a material adverse effect on the Borrower, the other Security Parties (or any of them) or the operation of the Ship;

18.20
to comply (and ensure that each other Security Party will comply) with all laws regulations (including but not limited to the laws and regulations relating to the listing of the shares of the Guarantor in NASDAQ, as the case may be), treaties and conventions applicable to the Borrower, the other Security Parties and the Ship and to carry on the Ship all certificates and other documents which may from time to time be required to evidence such compliance;

18.21
not to and ensure and procure that each other Corporate Security Party shall not dissolve, merge into or consolidate with any other company or person and ensure and procure that no change in the management of the Borrower and the Ship shall be effected;

18.22	use the proceeds of the Facility for its benefit and under its full responsibility and exclusively for the purposes specified in this Agreement;

18.23	to (and procure that the Guarantor will) ensure that no change in the Chief Executive Officer and/or the Chairman of the Guarantor shall occur without the prior written consent of the Lender;

18.24	to (and procure that the Guarantor will) ensure that on 31st December 2009 and on each of the dates falling at consecutive six (6) monthly intervals thereafter:

i)	the Market Value Adjusted Net Worth shall not be less than Fifteen million Dollars ($15,000,000);
ii)	the Leverage Ratio will not be higher than 0.75:1; and
iii)
on a consolidated basis, at all times, the aggregate amount of cash deposits held in accounts of the Borrower and/or the Guarantor free from any Encumbrances (other than Encumbrances in favour of the Lender) shall not be less than Three hundred thousand Dollars ($300,000) per Fleet Vessel; and

18.25
to (and ensure that each other Security Party shall) provide the Lender with such documents as the Lender may from time to time reasonably require on the basis of laws and regulations applicable from time to time and the Lender's internal guidelines and "know your customer" requirements applicable from time to time and required to identify the Borrower and each other Security Party, including without limitation, documents and information in respect of the ultimate legal and beneficial owner or owners of such entities, and any other persons involved or affected by the transaction(s) contemplated by this Agreement;

19.           INSURANCE UNDERTAKINGS

The Borrower hereby undertakes with the Lender to ensure and procure that during the Security Period, at the expense of the Borrower and upon such terms, in such amounts and with such Insurers as shall from time to time be approved in writing by the Lender, the Borrower shall comply with the following provisions of this Clause 19 at all times during the Security Period:

19.01
to insure and keep insured the Ship in Dollars or such other currency as may be approved in writing by the Lender, in the full aggregate insurable value of the Ship but in no event for an aggregate amount less than the higher of (i) the Market Value of the Ship and (ii) One hundred and Twenty Five per cent (125%) of the aggregate amount of the Facility and the Swap Exposure at any relevant time against fire, marine and other risks (including Excess Risks) and War Risks covered by hull and machinery policies;

19.02
to enter the Ship in the name of the Borrower, for her full value and tonnage in a protection and indemnity association approved by the Lender with unlimited liability if available otherwise for the highest possible standard cover for the time being US$1,000,000,000 for oil pollution and for excess oil spillage and pollution liability insurance for the highest possible standard cover against all Protection and Indemnity Risks;

19.03
if the Ship enters the territorial waters of the United States of America (U.S.A.) for any reason whatsoever, to take out such additional insurance to cover such risks as may be necessary in order to obtain a Certificate of Financial Responsibility from the United States Coastguard;

19.04	to effect such additional Insurances as may reasonably be requested by the Lender to maintain the scope of the existing cover of the Insurances;

19.05
to renew the Insurances at least fourteen (14) days before the relevant Insurances expire and to procure that the Approved Brokers shall promptly confirm in writing to the Lender as and when each such renewal is effected;

19.06	to punctually pay all premiums, calls, contributions or other sums payable in respect of the Insurances and to produce all relevant receipts when so required in writing by the Lender;

19.07
to pay to the Lender on demand all premiums or other amounts payable by the Lender in effecting a mortgagee's interest policy and a mortgagee's interest (additional perils) insurance policy in respect of the Ship in the name of the Lender for a minimum insured amount of one hundred and ten per cent (110%) of the aggregate of the Facility and the Swap Exposure at any relevant time and under such wording and conditions acceptable to the Lender;

19.08	to arrange for the execution of such guarantees as may from time to time be required by any Protection and Indemnity or War Risks association;

19.09
to give notice of assignment of the Insurances to the Insurers in the form set out in Schedule 2 to the General Assignment and to procure that a copy of the notice of assignment shall be endorsed upon or attached to the relevant Insurance Documents;

19.10
to procure that the Insurance Documents shall be deposited with the Approved Brokers and that such brokers shall provide the Lender with certified copies thereof and shall issue to the Lender a letter or letters of undertaking in such form as the Lender shall reasonably require;

19.11
to procure that the Protection and Indemnity and/or War Risks associations in which the Ship is entered shall provide the Lender with a letter or letters of undertaking in their standard form and shall provide the Lender with a copy of the certificates of entry;

19.12
to procure that the Insurance Documents (including all certificates of entry in any Protection and Indemnity and/or War Risks association) shall contain loss payable clauses in the form set out in Schedule 3 or Schedule 4 (as may be appropriate) to the General Assignment;

19.13
to procure that the Insurance Documents shall provide that the lien or set off for unpaid premiums or calls shall be limited to only the premiums or calls due in relation to the Insurances on the Ship and for fourteen (14) days prior written notice to be given to the Lender by the Insurers (such notice to be given even if the Insurers have not received an appropriate enquiry from the Lender) in the event of cancellation or termination of the Insurances and in the event of the non-payment of the premium or calls, the right to pay the said premium or calls within a reasonable time;

19.14
  to promptly to provide the Lender with full information regarding any casualties or damage to the Ship in an amount in excess of Five hundred thousand Dollars ($500,000) or in consequence whereof the Ship has become or may become a Total Loss;

19.15
 at the request of the Lender, to provide the Lender, at the Borrower's cost, with a detailed report issued by a firm of marine insurance brokers or consultants appointed by the Lender in relation to the Insurances;

19.16
not to do any act nor voluntarily suffer nor permit any act to be done whereby any Insurance shall or may be suspended or avoided and not to suffer nor permit the Ship to engage in any voyage nor to carry any cargo not permitted under the Insurances in effect without first covering the Ship to the amount herein provided for with Insurance satisfactory to the Lender for such voyage or the carriage of such cargo;

19.17
(without limitation to the generality of the foregoing) in particular not to permit the Ship to enter or trade to any zone which is declared a war zone by any Government or by the Ship's War Risks Insurers unless there shall have been effected by the Borrower and at its expense such special insurance as the War Risk Insurers may require; and

19.18
to procure that all amounts payable under the Insurances are paid in accordance with the loss payable clause in the form set out in Schedule 3 or Schedule 4 (as may be appropriate) to the General Assignment and to apply and procure that all amounts as are paid to the Borrower are applied to the repair of the damage and the reparation of the loss in respect of which the said amounts shall have been received.

20.           OPERATIONAL UNDERTAKINGS

The Borrower hereby further undertakes with the Lender to comply with the following provisions of this Clause 20 at all relevant times during the Security Period:

20.01
to ensure that the Ship shall be kept registered as a Liberian flag ship at the Port of Monrovia, Liberia and the Borrower shall not or do not suffer to be done anything whereby such registration may be forfeited or imperilled;

20.02
to maintain and ensure that each other Corporate Security Party shall maintain its corporate existence under the laws of the country of its incorporation and comply with all relevant legislation applicable to it;

20.03	to ensure that all Earnings of the Ship shall be paid into the Earnings Account;

20.04
to ensure that when due and payable, all taxes, assessments, levies, governmental charges, fines and penalties lawfully imposed on and enforceable against the Ship shall be paid by the Borrower, unless contested in good faith by the appropriate proceedings;

20.05
to ensure that the Ship (or any share thereof or interest therein) shall not be sold transferred, mortgaged, charged, hypothecated (save as provided in the Mortgage) or abandoned (save in the case of maritime necessity) and neither the Insurances nor the Earnings of the Ship will be assigned without the prior written consent of the Lender, which it shall have full power to withhold;

20.06
to ensure that the Ship shall not be operated in any manner contrary to any law or regulation in any relevant jurisdiction including without limitation to the ISM Code and the ISPS Code and neither the Borrower nor the Manager to engage in any unlawful trade or carry any cargo that will expose the Ship to penalty, forfeiture or capture and in the event of hostilities in any part of the world (whether a war be declared or not) nor to employ the Ship or voluntarily suffer her employment in carrying any contraband goods;

20.07
not to create or permit to be created or continued any lien or Encumbrance(s) on the Ship and/or the Insurances and/or the Earnings (other than Permitted Liens) and/or to satisfy all claims and demands which if unpaid might in law or by statute or otherwise create a lien or Encumbrance(s) and (without prejudice to the generality of the foregoing) no lien or Encumbrance(s) shall be created or permitted to be created or continued on the Ship for any reason whatsoever;

20.08
on the request of the Lender, to provide to and procure that the Lender shall be provided with satisfactory evidence that the wages, allotments, insurance and pension contributions of the Master and crew of the Ship (if any) are being paid in accordance with the relevant agreements relating to the Ship and the relevant regulations, and that all deductions from the remuneration of the Master and crew in respect of any tax liability (including all social insurance contributions) are being made and accounted for to the relevant authority and that the Master of the Ship has no claim for disbursements other than those properly incurred by him in the ordinary trading of the Ship on the voyage then in progress;

20.09
if any writ or proceedings are issued against the Ship or if the Ship is otherwise attached, arrested or detained by any proceeding in any court or tribunal or by any government or other authority, to immediately notify and procure that the Lender shall be notified thereof by telefax confirmed by letter and as soon as practicably possible thereafter cause the Ship to be released and all liens or Encumbrance(s) (except for the Mortgage and any Permitted Liens on the Ship) thereon to be discharged;

20.10
not without the prior written consent of the Lender (which not to be unreasonably withheld) voyage or time charter the Ship or place her under any contract for employment for any period which when aggregated with any optional periods of extension contained in the said charter or contract, would exceed twelve (12) months duration;

20.11	not to demise charter the Ship for any period whatsoever;

20.12
at all times and at the Borrower's own expense, to maintain the Ship in good running order and repair in accordance with first class ship ownership and ship management practice and to keep and procure that the Ship is kept in such condition as will entitle her to the highest classification status with the Classification Society free from recommendations and notations which have not been complied with in accordance with their terms and procure that the Lender is provided with a certificate issued by the Classification Society that such classification status is maintained and with copies of all other classification certificates as the Lender may request in writing;

20.13
to submit the Ship regularly to such periodical or other surveys as may be required for classification purposes and, if so required by the Lender in writing, supply and procure that the Lender is supplied with copies of all survey reports issued in respect thereof;

20.14
to notify and procure that the Lender is notified immediately by telefax of any recommendation or requirement imposed on the Ship by its Classification Society, its Insurers or by any other competent authority that is not complied with in accordance with its terms;

20.15
to authorise and procure that the Classification Society and all other regulatory authorities of the Ship are authorised to disclose to the Lender any information or documents reasonably requested by the Lender relating to the classification, repair, maintenance or seaworthiness of the Ship;

20.16	to comply with all legal requirements whether imposed by enactment, regulation or otherwise and have on board the Ship as and when legally required valid certificates showing compliance therewith;

20.17
without prejudice to Clause 20.16, to take all necessary and proper precautions to prevent any infringements of the Anti-Drug Abuse Act of 1986 of the United States of America or any similar legislation applicable to the Ship in any jurisdiction in or to which the Ship shall be employed or trade or which may otherwise be applicable to the Ship or the Borrower and, if the Lender shall so require, to enter into a "Carrier Initiative Agreement" with the United States Customs Service and to procure that such agreement (or any similar agreement hereafter introduced by any agency of the United States of America) is maintained in full force and effect by the Borrower;

20.18
to comply with and will ensure and procure that the Manager and all servants and agents of the Borrower and the Manager shall comply with, the ISM Code, the ISM Code Documentation, the ISPS Code, the ISPS Code Documentation, all Environmental Laws and all legislation of any state or government in relation to the Ship, its ownership, operation and management or to the business of the Borrower and the Manager, including, without limitation, requirements relating to manning, submission of oil spill response plans, designation of qualified individuals and establishing financial responsibility;

20.19
to hold or procure that the Manager shall hold all appropriate ISM Documentation and provide the Lender with copies of the relevant ISM Code Documentation and ISPS Code Documentation duly issued to the Borrower, the Manager and the Ship pursuant to the ISM Code and the ISPS Code;

20.20	to keep, or procure that there is kept, on board the Ship a copy of all relevant ISM Code Documentation and ISPS Code Documentation respectively;

20.21	to perform and discharge all duties and liabilities imposed on the Borrower under any charter, bill of lading or other contract relating to the Ship;

20.22
not to remove or permit the removal of any part of the Ship or any equipment belonging thereto, nor make or permit to be made any alteration in the structure type or speed of the Ship which materially reduced the value of the Ship (unless such removal or alteration is required by statute or by her Classification Society) without the prior written consent of the Lender, such consent not to be unreasonably withheld;

20.23
at all reasonable times and on reasonable notice, to permit and procure that the Lender or its authorised representative is permitted full and complete access to the Ship for the purpose of inspecting the state and condition of the Ship and her cargo and papers and at the written request of the Lender deliver and procure the delivery for inspection copies of any and all contracts and documents relating to the Ship whether on board or not;

20.24
to keep and procure that the Lender is kept fully informed as to the use, the employment and the position of the Ship and promptly provide and procure that the Lender is provided with information concerning the classification, status and insurance of the Ship from time to time as and when so required in writing by the Lender;

20.25
when so requested by the Lender, to appoint and procure that a firm of independent sale and purchase shipbrokers shall be appointed, as nominated or approved by the Lender, to give valuation of the Ship in Dollars, such valuation to be made without physical inspection (unless otherwise required by the Lender) and on the basis of an arm's-length transaction by a willing buyer from a willing seller and where the Ship is subject to a charter, with or without taking into account such charter (whichever results to a lower value of the Ship); all costs and fees payable in connection with each such valuation shall be paid by the Borrower;

20.26
in the event of Compulsory Acquisition of the Ship by any Government Entity, the Borrower shall execute and procure the execution of any assignment that the Lender may request in relation to any and all amounts which such Government Entity shall be liable to pay as compensation for the Ship or for her use and if received by the Borrower to pay and procure the payment of such amounts immediately to the Lender,

20.27	to appoint and procure the appointment of the Manager as manager of the Ship and not to vary or terminate this appointment without the Lender's prior written consent,;

20.28
to execute and procure the execution by each other Security Party of any further document or documents reasonably required by the Lender in order to perfect or complete the security created by the Security Documents;

20.29
to execute and deliver to the Lender such documents of transfer as the Lender may require in the event of sale of the Ship pursuant to any power of sale contained in the Mortgage or which the Lender may have in law;

20.30	not to employ the Ship nor allow its employment in any manner contrary to any law or regulation in any relevant jurisdiction including, but not limited to, the ISM Code and the ISPS Code;

20.31	to immediately notify the Lender by fax, confirmed forthwith by letter, of:

(i)	any casualty in respect of the Ship which is or is likely to be or to become a Major Casualty;

(ii)	any occurrence as a result of which the Ship has become or is, by the passing of time or otherwise, likely to become a Total Loss;

(iii)	any requirement or recommendation made by any insurer or classification society or by any competent authority in respect of the Ship which is not complied with in accordance with its terms;

(iv)	any arrest or detention of the Ship, any exercise or purported exercise of any lien on the Ship or her Earnings or her Insurances or any requisition of the Ship for hire;

(v)	any Environmental Claim made against the Borrower or in connection with the Ship or any Environmental Incident in respect thereof;

(vi)	any claim for breach of the ISM Code or the ISPS Code being made against the Borrower and/or the Manager or otherwise in connection with the Ship;

and advise and procure that the Lender shall be advised in writing on a regular basis and in such detail as the Lender shall require of the Borrower's or any other person's response to any of those events or matters; and

20.32
to keep prominently in the Chart Room and in the Master's cabin of the Ship a framed duly completed notice printed in plain type of such size that the area of print shall cover a space not less than six inches wide and nine inches high reading as follows:

"NOTICE OF MORTGAGE

This Ship is owned by PANTELIS SHIPPING CORP. of Liberia (the "Owner") and is subject to a First Preferred Liberian Mortgage in favour of HSBC BANK PLC. Under the terms of the said Mortgage, a certified copy of which is preserved with the Ship's papers, neither the Owner nor the Captain nor any officer or agent nor any charterer of this Ship nor any other person whatsoever has any power, right or authority whatever to create, incur or permit the imposition on this Ship any commitments or encumbrances except for crews wages accrued for not more than three (3) months or salvage."; and

20.33	to comply with its respective obligations under the Management Agreement and not to vary amend or terminate thereof.

21.           SECURITY MARGIN

In the event that the Market Value of the Ship (determined pursuant to Clause 20.25) is less than the Applicable Security Margin at any relevant time then the Borrower shall within fifteen (15) Banking Days of receipt of a notice from the Lender advising the Borrower of the amount of such deficiency (which notice shall be conclusive) either constitute to the satisfaction of the Lender such further security for the Facility as shall be acceptable to the Lender having a value for security purposes (as determined by the Lender in its absolute discretion) at the date upon which such further security shall be constituted which, when added to the Market Value of the Ship (determined in accordance with Clause 20.25) shall not be less than the Applicable Security Margin at the relevant time or prepay part of the Facility in accordance with Clause 9 so that the Market Value of the Ship (determined in accordance with Clause 20.25) equals at least to the Applicable Security Margin.

22.           EVENTS OF DEFAULT

22.01                      If:

22.01.01	the Borrower or any other Security Party fails to pay on the due date for payment any amount, which shall have become due hereunder or under the other Security Documents;

22.01.02
any representation, warranty or statement made by the Borrower or any other Security Party in this Agreement or in the Master Agreement or in any of the Security Documents or any certificate, statement or opinion delivered or made hereunder or under the Security Documents or in connection herewith or with the Security Documents shall be incorrect or inaccurate when made in any material respect;

22.01.03
the Borrower or any other Security Party fails duly and punctually to perform or observe any other term of this Agreement and/or the Master Agreement and/or the other Security Documents and in any such case such failure, if capable of remedy, shall continue for fifteen (15) days after the Lender shall have given to the Borrower notice of such failure;

22.01.04
Except where contested in good faith and by the appropriate proceedings, any other indebtedness of the Borrower or the Guarantor exceeding in aggregate One million Dollars (US$1,000,000) becomes due and payable or, with the giving of notice or lapse of time or both, capable of being declared due and payable prior to its stated maturity by reason of any circumstance entitling the creditor(s) thereof to declare such indebtedness due and payable and such indebtedness is not paid within fifteen (15) days thereof;

22.01.05
the Borrower or any other Security Party enters into voluntary or involuntary bankruptcy, liquidation or dissolution, or becomes insolvent, or an administrator, administrative receiver, receiver or liquidator is appointed of all or a material part of its/their undertaking or assets or proceedings are commenced by or against it/them under any reorganisation, arrangement, readjustment of debts, dissolution or liquidation law or regulation, or if any event shall occur which, under the relevant system of law, shall have an equivalent effect;

22.01.06	the Borrower or any other Security Party ceases or threatens to cease to carry on the whole or a substantial part of its/their business;

22.01.07
there shall be a transfer or disposal of all or a substantial part of the assets of the Borrower or any other Security Party, whether by one or a series of transactions, related or not, without the prior written consent of the Lender;

22.01.08
there is a considerable deterioration in the financial position of the Borrower or any other Security Party, which in the reasonable opinion of the Lender is likely to affect the ability of the Borrower or such other Security Party to pay all amounts due from time to time under this Agreement and/or the other Security Documents;

22.01.09
any governmental or other consent, licence or authority required to make this Agreement and/or the Master Agreement and/or the other Security Documents legal, valid, binding, enforceable and admissible in evidence or required to enable the Borrower or any other Security Party to perform its/their duties and discharge its/their liabilities hereunder or under the other Security Documents is withdrawn or ceases to be in full force and effect unless the Borrower or such other Security Party procures that such consent, licence or authority is reinstated or re-issued to the satisfaction of the Lender within  fifteen (15) days of the said withdrawal or cessation;

22.01.10
any distress or execution is levied or enforced against a material (in the opinion of the Lender) part of the property and assets of the Borrower or any other Security Party and such distress or execution is not withdrawn or discharged within fifteen (15) days;

22.01.11
the Borrower or any other Security Party shall stop payment of or shall be unable to or shall admit inability to pay its/their debts as they fall due or shall enter into any composition or other arrangement with its/their creditors generally or shall declare a general moratorium on the payment of indebtedness;

22.01.12	any of the events referred to in Clauses 22.01.01 up to and inclusive 22.01.11 occurs, mutatis mutandis, in respect of any other Security Party other than the Manager;

22.01.13
if an Event of Default or Potential Event of Default (in each case as defined in the Master Agreement) has occurred and is continued under the Master Agreement or (b) an Early Termination Date (as defined in the Master Agreement) has occurred or been or become capable of being effectively designated under the Master Agreement or (c) a person entitled to do so gives notice of an Early Termination Date under Section 6(b)(iv) of the Master Agreement or (d) the Master Agreement is terminated, cancelled, suspended, rescinded or revoked or otherwise ceases to remain in full force and effect for any reason;

22.01.14	the Borrower sells, transfers, disposes of or encumbers the Ship or any interest or share therein, or agrees so to do (other than by Permitted Liens) without the prior written consent of the Lender;

22.01.15	the Ship is arrested or detained and such arrest or detention is not released within twenty (20) days, or an order for the sale of such Ship is made by a court of competent jurisdiction;

22.01.16	the Ship is a Total Loss and the Borrower fails to make the payment required to be made under Clause 9.01 in respect of such Total Loss;

22.01.17	the Ship is laid up for a period exceeding sixty (60) days without the prior written consent of the Lender;

22.01.18	the Guarantor ceases to be actively involved in the business of the Borrower and/or the Manager;

22.01.19	an Event of Default under any of the other Security Documents (as defined therein) shall occur;

22.01.20	the Security Documents or any of them shall cease, in whole or in part, to be valid, binding and enforceable;

22.01.20	if any Security Party repudiates or evidences an intention to repudiate any one or more of the Security Documents and the Management Agreements;

22.01.21
the fulfilment of any one or more of the obligations, covenants and undertakings contained in any or more of this Agreement, the Master Agreement and the other Security Documents and any other documents executed pursuant hereto or thereto or the exercise of any of the rights vested in the Lender hereunder or thereunder becoming either unlawful under any applicable law or unauthorized by any authority having jurisdiction or otherwise impossible.

22.02	Upon the occurrence of an Event of Default and at any time thereafter:

22.02.01	the Lender may by written notice to the Borrower declare that any undrawn part of the Facility shall be cancelled, whereupon the same shall be cancelled;

22.02.02	declare the Indebtedness immediately due and payable whereupon the same shall become so payable to the Lender;

22.02.03
take any other action, exercise any other right or pursue any other remedy conferred upon the Lender by this Agreement and/or the other Security Documents or by any applicable law or regulation or otherwise as a consequence of such Event of Default.;

22.02.04
the Lender shall be entitled but not obliged to, exercise all its rights under the Master Agreement and to, inter alia, cancel, net out, unwind, terminate or liquidate all or any part of the rights, benefits and obligations created by any Designated Transaction and/or the Master Agreement. Without prejudice to or limitation of the obligations of the Borrower hereunder and under the Master Agreement, in the event that the Lender exercises any of its rights hereunder and such exercise results in all or part of a Designated Transaction being terminated, such termination shall constitute a Terminated Transaction (as defined in section 14 of the Master Agreement) effected by the Lender after an Event of Default (as so defined in that section 14) by the

Borrower and, accordingly, the Lender shall be entitled to recover from the Borrower a payment for early termination calculated in accordance with the provisions of section 6(e)(i) of the Master Agreement.

22.03
All amounts received by the Lender under or pursuant to any of the Security Documents after the happening of any Event of Default shall be applied by the Lender in payment of the Indebtedness in accordance with the terms of Clause 11.

22.04
On the occurrence of an Event of Default the Lender shall have the right and power to order the Ship to proceed forthwith at the Borrower's risk and expense to a port or place nominated by the Lender. The Borrower undertakes to give the necessary instructions to the Master(s) of the Ship to comply with any such order of the Lender and if the Borrower fails to give such instructions for any reason whatsoever the Lender shall have the right and power to give such instructions direct to the Master(s).

23.           SET-OFF

23.01
The Borrower authorises the Lender, without prejudice and in addition to all rights of set off, combination, lien or otherwise which the Lender has at law or under any agreement between the Lender and the Borrower, at any time without demand and without notice:

23.01.01
to set off any amount to the credit of any existing accounts of the Borrower with the Lender, (whether deposit, loan or otherwise, in the name of the Borrower or otherwise) including, without limitation, the Earnings Account and the Retention Account, in or towards satisfaction of all amounts due from the Borrower and/or the other Security Parties under this Agreement and/or the Master Agreement and/or the other Security Documents; and

23.01.02
to transfer and apply any amount standing to the credit of any such existing accounts of the Borrower with any associate or subsidiary of the Lender in or towards satisfaction of all amounts due from the Borrower and/or the other Security Parties under this Agreement and/or the Master Agreement and/or the other Security Documents.

23.02
Without prejudice to its rights hereunder and/or under the Master Agreement, the Lender may at the same time as, or at any time after, an Event of Default or a Possible Event of Default occurs under this Agreement or the Borrower's default under the Master Agreement, set-off any amount due now or in the future from the Borrower to the Lender under this Agreement against any amount due from the Lender to the Borrower under the Master Agreement and apply the first amount in discharging the second amount.  The effect of any set-off under this Clause 23.02 shall be effective to extinguish or, as the case may require, reduce the liabilities of the Lender under the Master Agreement.

23.03
Where such set-off or transfer requires the conversion of one currency into another, such conversion shall be calculated at the spot rate as conclusively determined by the Lender for purchasing such currency with the currency in which the relevant amounts are denominated on the date of actual payment.

24.           FEES

24.01	The Borrower agrees to pay to the Lender's legal advisors an amount of Euro Five thousand five hundred (Euro 5,500) on or before the date of this Agreement.

25.           EARNINGS AND RETENTION ACCOUNTS

25.01
The Borrower hereby agrees to ensure and procure that all the Earnings of the Ship, shall be paid into the Earnings Account, which shall be charged to the Lender by the Earnings Accounts' Charge. Unless and until an Event of Default or a Possible Event of Default occurs, whereupon the Lender may give notice to the Borrower that it requires that all Earnings of the Ship are paid directly to the Lender, all amounts in the Earnings Account shall be applied as follows:

i)	first, towards the payment of fees and costs that are due and payable by the Borrower to the Lender under the Security Documents;
ii)	second, towards payment to the Retention Account of the amounts that may be required to be transferred to the credit thereof in accordance with this Clause 25.02; and
iii)
third, any balance thereafter remaining in the Earnings Account shall be available to the Borrower for the payment of the Operating Expenses of the Ship as well as for the payment of dividends and the repayment of any shareholders' loans.

25.02
The Borrower hereby agrees to open the Retention Account with the Lender, which shall be charged to the Lender by the Retention Account Charge. On the date falling one (1) month from the Drawdown Date and on the same date in each consecutive following calendar month (provided that if such day is not a Banking Day, the next following Banking Day) the Lender will transfer from the Earnings Account to the Retention Account an amount equal to one third (1/3rd) of each Repayment Instalment payable on the next Repayment Date thereof and the relevant monthly fraction of the interest in respect thereof due on the relevant next Interest Payment Date; PROVIDED HOWEVER THAT, without prejudice to the provisions of Clause 31, the Lender will be entitled not to exercise the right conferred on the Lender under this Clause 25.02, for as long as the Lender thinks fit, at the Lender's sole and absolute discretion.

25.03
The Lender shall pay interest to the Borrower on the credit balances from time to time in the Retention Account at the rate, which it usually pays on equivalent amounts and in accordance with its usual practice.

25.04
On each Repayment Date the Lender shall transfer from the Retention Account to the Loan Account(s) an amount equal to each relevant Repayment Instalment payable on that date and on each relevant Interest Payment Date the Lender shall transfer from the Retention Account to the Loan Account(s) an amount equal to the interest payable in respect thereof under Clause 7 on that date.

25.05
In the event that there are insufficient funds in the Earnings Accounts to pay the amounts referred to in Clause 25.02 above the Borrower agrees to pay to the Lender an amount equal to the difference between the actual amount in the Earnings Account and the amount due under Clause 25.02 on the first Banking Day in such month.

25.06
The Lender acknowledges that the Borrower shall, unless and until an Event of Default or a Possible Event of Default shall occur and the Lender shall direct to the contrary, be entitled from time to time, to require that moneys for the time being standing to the credit of the Accounts be transferred in such amounts and for such periods as the Borrower selects to fixed-term deposit accounts ("deposit accounts") opened in the name of the Borrower with the Lender.

The Borrower shall not be entitled to withdraw moneys standing to the credit of the relevant Account which are the subject of a fixed term deposit until the expiry of the period of such deposit unless the Borrower shall, on withdrawing such moneys pay to the Lender on demand any loss or expense which the Lender shall certify that it has sustained or incurred as a result of such withdrawal being made prior to the expiry of the period of the relevant deposit and the Lender shall be entitled to debit the relevant Account for the amount so certified prior to such withdrawal being made.  In the event that any moneys so deposited are to be applied pursuant to this Clause 25, the Borrower shall, on such application being made, pay to the Lender on demand any loss or expense which the Lender shall certify that it has sustained or incurred as a result of such application being made prior to the expiry of the period of the relevant deposit and the Lender shall be entitled to debit the relevant Account for the amount so certified prior to such application being made.  Any deposit accounts shall, for all the purposes of the Security Documents, be deemed to be sub-accounts of the relevant Account from which the moneys deposited in the deposit accounts were transferred and all references in the Security Documents to such Account shall be deemed to include the deposit accounts deemed as aforesaid to be sub-accounts thereof.

26.           EXPENSES

26.01
Whether or not the Facility or any part thereof, is actually drawn down the Borrower shall reimburse the Lender on demand for all costs, charges and expenses incurred by the Lender in connection with the preparation, negotiation and conclusion of this Agreement and the Security Documents including fees and expenses of the Lender's legal advisers.

26.02
The Borrower shall reimburse the Lender on demand for all charges and expenses (including legal fees) incurred by the Lender in or in connection with the exercise of the Lender's rights and powers under this Agreement, the Master Agreement and the other Security Documents (including but not limited to the fees and charges of auditors, brokers, surveyors and lawyers instructed by the Lender) and with the actual, attempted or purported enforcement of, or preservation of rights under this Agreement and the Security Documents.

27.           INDEMNITY

The Borrower hereunder undertakes and agrees to indemnify the Lender, upon the Lender's first demand, from and against any losses, costs or expenses (including legal expenses) which it incurs in consequence of any Event of Default including (but without limitation) all losses (including loss of profit for the current Interest Period), premiums and penalties incurred or to be incurred in liquidating or redeploying deposits made by third parties or funds acquired or arranged to advance or maintain the Facility or any part thereof and any liability items which arise, or are asserted, under or in connection with any law relating to safety at sea.

28.           ENVIRONMENTAL INDEMNITY

The Borrower undertakes to indemnify the Lender against all damages, losses, liabilities, costs, expenses, penalties, fines or proceedings which may be incurred or paid by or imposed on the Lender directly or indirectly at any time (whether before or after the Indebtedness has been repaid in full) pursuant to any Environmental Law or any other environmental legislation of any state or government which would not have been incurred or paid by or imposed on the Lender had it not entered into this Agreement and/or the Security Documents.

29.           STAMP DUTIES

The Borrower shall pay any and all stamp, registration and similar taxes and charges of whatsoever nature, which may be payable or determined to be payable on, or in connection with, the execution, registration, notarisation, performance or enforcement of this Agreement or the Security Documents. The Borrower shall indemnify the Lender against any and all liabilities with respect to or resulting from delay or omission on the part of the Borrower to pay any such taxes.

30.           DETERMINATIONS

Each determination of an Interest Rate or a Default Rate or of any amount in respect of principal or interest or fees or expenses by the Lender in accordance with this Agreement and every other determination or certification by the Lender under this Agreement shall be conclusive and binding on the Borrower in the absence of manifest error.

31.           NO WAIVER

No failure to exercise and no delay on the part of the Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or power preclude any other or future exercise thereof or the exercise of any other right or power. The rights, powers and remedies herein provided are cumulative and not exclusive of any rights, powers or remedies provided by law.

32.           PARTIAL INVALIDITY

In the event that any term or condition of this Agreement is rendered or declared illegal, invalid or inoperative in whole or in part by any statute rule or regulation or any decision of any court or tribunal of competent jurisdiction then such determination or declaration shall neither affect the validity of any other term or condition of this Agreement which (save as aforesaid) will remain in full force and effect nor the legality, validity or enforceability of such term or condition under the laws of any other jurisdiction.

33.           TRANSFER AND ASSIGNMENT

33.01	This Agreement shall bind and be to the benefit of the Borrower and the Lender and their respective successors and permitted assigns.

33.02	The Borrower may not assign any of each rights, powers, duties or liabilities hereunder without the prior written consent of the Lender, which it shall have full power to withhold.

33.03	The Lender may at any time assign or transfer all or part of the Facility and its rights and powers under this Agreement to any other bank or other financial institution (the "Transferee Lender").

Any assignment or transfer of all or part of the Lender's rights or benefits under this Agreement may only be effected with the prior written consent of the Borrower such consent not to be unreasonably withheld unless the assignee or the transferee shall be a subsidiary or the holding company of the Lender or a subsidiary of such holding company in which case no such consent shall be required but written notice of such assignment or transfer shall be given to the Borrower.

33.04
The Lender may at any time and from time to time change its lending office in respect of the whole or any part of its participation in the Facility. The Lender shall notify the Borrower of any such change in the lending office as soon as is practicable.

33.05
If the Lender assigns or transfers all or any part of its rights, powers duties and liabilities hereunder pursuant to Clause 33.03 the Borrower undertakes immediately on being requested to do so by the Lender and at the cost of the Lender to enter into and procure that the other parties to the Security Documents shall enter into, such documents as may be necessary or desirable to transfer to the Transferee Lender all or the relevant part of the Lender's interest in the Security Documents and all relevant references in this Agreement and the Security Documents to the Lender shall thereafter be construed as a reference to the Lender and/or its assignee or transferee (as the case may be) to the extent of their respective interests.

34.           NON-IMMUNITY

34.01
The Borrower does not have any right of immunity from set-off, suit or execution, attachment or other legal process under the laws of the United Kingdom or the Republic of Greece, or the Republic of the Marshall Islands or the Republic of Liberia.

34.02
The exercise by the Borrower of its respective rights and performance and discharge of its duties and liabilities hereunder will constitute commercial acts done and performed for private and commercial purposes.

34.03
To the extent that the Borrower may in any jurisdiction in which proceedings may at any time be taken for the enforcement of this Agreement and/or any of the Security Documents claim for itself or its assets immunity from suit, judgment, execution, attachment (whether, before judgment or otherwise) or other legal process, and to the extent that in any such jurisdiction there may be attributed to itself or its assets any such immunity (whether or not claimed), the Borrower hereby irrevocably agrees not to claim and hereby irrevocably waives any such immunity to the full extent permitted by the laws of such jurisdiction.

35.           NOTICES

35.01
Unless otherwise specifically provided, any notice under or in connection with any Security Document shall be given by letter or fax; and references in the Security Documents to written notices, notices in writing and notices signed by particular persons shall be construed accordingly.

35.02           A notice shall be sent:

(a)           to the Borrower:    c/o EUROBULK LTD
Aethrion Center
40, Agiou Konstantinou Street
151 24 Maroussi
Greece
Fax No.: +30 211 1804097

(b)           to the Lender:        93 Akti Miaouli
185 38 Piraeus, Greece
Fax No: +30 210 4290506

or to such other address as the relevant party may notify the other in writing.

35.03	Subject to Clauses 35.04 and 35.05:

a)	a notice which is delivered personally or posted shall be deemed to be served, and shall take effect, at the time when it is delivered;

b)	a notice which is sent by fax shall be deemed to be served, and shall take effect, two (2) hours after its transmission is completed.

35.04	However, if under Clause 35.03 a notice would be deemed to be served:

a)           on a day which is not a Banking Day in the place of receipt; or

b)           on such a Banking Day, but after 5 p.m. local time;

the notice shall (subject to Clause 35.05) be deemed to be served, and shall take effect, at 9 a.m. on the next day which is such a Banking Day.

35.05
Clauses 35.03 and 35.04 do not apply if the recipient of a notice notifies the sender within one (1) hour after the time at which the notice would otherwise be deemed to be served that the notice has been received in a form, which is illegible in a material respect.

35.06
A notice under or in connection with a Security Document shall not be invalid by reason that the manner of serving it does not comply with the requirements of this Agreement or, where appropriate, any other Security Documents under which it is served if the failure to serve it in accordance with the requirements of this Agreement or other Security Documents, as the case may be, has not caused any party to suffer any significant loss or prejudice.

35.07	Any notice under or in connection with a Security Document shall be in English.

35.08	In this Clause "notice" includes any demand, consent, authorisation, approval, instruction, waiver or other communication.

36           SUPPLEMENTAL

36.01	The rights and remedies which the Security Documents give to the Lender are:

a)           cumulative;

b)           may be exercised as often as appears expedient; and

c)	shall not, unless a Security Document explicitly and specifically states so, be taken to exclude or limit any right or remedy conferred by any law.

36.02
If any provision of a Security Document is or subsequently becomes void, unenforceable or illegal, that shall not affect the validity, enforceability or legality of the other provisions of that Security Document or of the provisions of any other Security Document.

36.03	A Security Document may be executed in any number of counterparts.

36.04	A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

36.05
This Agreement supersedes the terms and conditions contained in any correspondence relating to the subject matter of this Agreement exchanged between the Lender and the Borrower or its representatives prior to the date of this Agreement.

37           LAW AND JURISDICTION

37.01	This Agreement shall be governed by, and construed in accordance with, English law.

37.02	Subject to Clause 37.03, the courts of England shall have exclusive jurisdiction to settle any disputes, which may arise out of or in connection with this Agreement.

37.03	Clause 37.02 is for the exclusive benefit of the Lender, which reserves the right:

(a)
to commence proceedings in relation to any matter which arises out of or in connection with this Agreement in the courts of the Republic of Greece and/or any country other than England or Greece and which have or claim jurisdiction to that matter; and

(b)	to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or Greece or without commencing proceedings in England or Greece.

The Borrower shall not commence any proceedings in any country other than England in relation to a matter, which arises out of or in connection with this Agreement.

37.04
The Borrower irrevocably appoints Messrs. Hill Dickinson Service (London) Limited presently at Irongate House, Duke's Place, London EC3A 7LP England, to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with this Agreement.

37.05
The Borrower irrevocably designates and appoints Mr. Ioannis Vekris, Advocate, with offices at 9, Neofytou Vamva street, 10674, Athens, Greece as agent for the service of process in Greece ("antiklitos") and agrees to consider any legal process or any demand or notice made served by or on behalf of the Lender on the said agent as being made to the Borrower. The designation of such an authorized agent ("antiklitos") shall remain irrevocable until all Indebtedness shall have been paid in full in accordance with the terms of this Agreement and the other Security Documents.

37.06
Nothing in this Clause 37 shall exclude or limit any right, which the Lender may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

37.07	In this Clause 37, "proceedings" means proceedings of any kind, including an application for a provisional or protective measure or enforcement court order (diatagi pliromis).

38.           THIS AGREEMENT AND THE OTHER SECURITY DOCUMENTS

In case of any conflict between the provisions of this Agreement and any of the other Security Documents the provisions of this Agreement shall prevail.

AS WITNESS the hands of the duly authorised representatives of the parties hereto the day and year first above written.

SIGNED                                                               )
By Mr. Gerassimos Mendoros                         )
for and on behalf of                                           )                   /s/Gerassimos Mendoros
HSBC BANK PLC                                            )
in the presence of:                                             )

SIGNED by                                                         )
By Mrs. Stefania Karmiri                                   )
for and on behalf of                                           )                    /s/Stefania Karmiri
PANTELIS SHIPPING CORP.                       )
in the presence of:                                             )

SCHEDULE 1

Notice of Drawdown

TO:         HSBC BANK PLC
93 Akti Miaouli
185 38 Piraeus
Greece

Date: [●]
Dear Sirs,

Financial Agreement dated     December 2009

1.
We refer to the financial agreement dated  December 2009 (the "Financial Agreement") and made between ourselves as borrower and yourselves as lender, in connection with a loan facility of up to $13,000,000.

Terms defined in the Financial Agreement have their defined meanings when used in this Notice of Drawdown.

2.	We request to borrow the Facility as follows:

(a)	Amount: US$ [˜];

(b)	Drawdown Date: [˜] 2009;

(c)	Duration of the first Interest Period shall be [˜] months; and

(d)	Payment instructions: [˜]

3.	We represent and warrant that:

(a)
the representations and warranties in Clause 15 of the Financial Agreement and in the other Security Documents would remain true and not misleading if repeated on the date of this notice with reference to the circumstances now existing;

(b)	no Event of Default has occurred or will result from the borrowing of the Facility.

4.	This notice cannot be revoked without your prior written consent of the Lender.

5.	We authorise you to deduct from the proceeds of the Facility the amount of the fees referred to in Clause 24

Yours faithfully,

For and on behalf of
PANTELIS SHIPPING CORP.

________________________
………………………………..
Attorney-in-Fact

SCHEDULE 2

Acknowledgement

                       [˜] 2009

Financial Agreement dated     December 2009 (the "Financial Agreement")

We the undersigned Borrower declare that in connection with the above Financial Agreement we received the Facility in the amount of [˜] Dollars ($[˜]) value [˜] 2009.

Capitalized terms used herein shall have the respective meanings specified in the Financial Agreement.

Yours faithfully,

For and on behalf of
PANTELIS SHIPPING CORP.

________________________
………………………………..
Attorney-in-Fact